UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gastar Exploration Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 14, 2016

To our Stockholders:

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Gastar Exploration Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 14, 2016, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the Annual Meeting, stockholders will consider and vote on the following proposals:

1.	To elect six (6) members to the Board of Directors to serve until our 2017 annual meeting of stockholders and their successors are elected and qualified;
2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016;
3.	To approve on a non-binding advisory basis the compensation of our named executive officers;
4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 275,000,000 to 550,000,000 shares; and
5.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on April 25, 2016, which is the record date for the Annual Meeting, are entitled to notice of and to attend the Annual Meeting or any adjournment or postponement thereof and to vote on the above listed matters at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection starting on June 3, 2016 through June 13, 2016 during usual business hours at our offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010, and will also be available for inspection at the Annual Meeting.

It is important that your shares of common stock are represented at the Annual Meeting, whether or not you plan to attend in person and regardless of the number of shares of common stock you own. If you are a stockholder whose shares of common stock are registered in your name, to ensure your shares of common stock are represented, we urge you to submit a proxy containing your voting instructions as soon as possible via the Internet per the instructions provided or by signing and dating the enclosed proxy card and returning it in the envelope provided for that purpose, in the manner described in the Proxy Statement accompanying this notice (the “Proxy Statement”). Even if you submit your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

The specific details of the matters proposed to be dealt with at the Annual Meeting are set forth in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 14, 2016.
The Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2015 are available at http://www.proxyvote.com.

DATED this [___] day of [_________] 2016.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. RUSSELL PORTER
J. Russell Porter President and Chief Executive Officer

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

PROXY STATEMENT FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 14, 2016

This Proxy Statement (the “Proxy Statement”) contains information about the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Gastar Exploration Inc. (“Gastar,” the “Company,” “we,” “us” or “our”). The Annual Meeting will be held on Tuesday, June 14, 2016, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

This Proxy Statement is being furnished to you in connection with the solicitation by our board of directors (the “Board”) of proxies to be voted on at the Annual Meeting. As a stockholder, your vote is very important, and the Board strongly encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting in person. Shares of common stock cannot be voted at the Annual Meeting unless the owner is present to vote or is represented by proxy. All proxies will be voted in accordance with the instructions they contain.

The matters to be acted on at the Annual Meeting are set forth below and in the accompanying Notice and are explained in more detail elsewhere in this Proxy Statement. Additionally, we will report on our business and financial performance for the year ended December 31, 2015, including our audited consolidated financial statements and the auditor’s report for the year ended December 31, 2015, and other information concerning us that can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, a copy of which is included in our 2015 Annual Report to Stockholders (the “2015 Annual Report”). The 2015 Annual Report does not constitute a part of our proxy solicitation materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON TUESDAY, JUNE 14, 2016.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”) and in connection with the solicitation of proxies by the Board for the Annual Meeting, we have made our proxy materials available to you free of charge on the Internet in addition to delivering paper versions of these materials to you by mail (including the Notice, this Proxy Statement, the 2015 Annual Report and a form of proxy). Beginning on or about May 5, 2016, these proxy materials are being mailed to our stockholders and are available on the Internet at http://www.proxyvote.com.

TABLE OF CONTENTS

Page
Questions and Answers about the Proxy Materials, the Annual Meeting and Voting	1

Information about Directors, Director Nominees, Executive Officers and Members of Management	6

Corporate Governance	7

Information about our Committees of the Board	10

Executive Compensation	14

Directors’ Compensation	29

Security Ownership of Certain Beneficial Owners and Management	32

Certain Relationships and Related Transactions	33

Section 16(a) Beneficial Ownership Reporting Compliance	33

Compensation Committee Interlocks and Insider Participation	33

Equity Compensation Plan Information	34

Board’s Role in Oversight of Risk Management	34

Independent Accountants, Fees and Policies	34

Particulars of Matters to be Acted Upon at the Annual Meeting	35

Proposal 1. Election of the Board	35
Proposal 2. Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2016	37
Proposal 3. Advisory Vote on Executive Compensation	38
Proposal 4. Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock from 275,000,000 to 550,000,000 Shares	39

Householding of Proxy Materials	40

Proposals for 2017 Annual Meeting of Stockholders	40

Additional Information	41

i

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Board is soliciting your proxy to vote at the Annual Meeting because you owned shares of common stock at the close of business on April 25, 2016, the record date for the Annual Meeting (the “Record Date”), and are therefore entitled to vote at the Annual Meeting. This Proxy Statement, along with a proxy card, is being mailed to stockholders on or about May 5, 2016. We have also made these materials available to you free of charge on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the Annual Meeting. As a stockholder, your vote is very important and the Board strongly encourages you to exercise your right to vote. You do not need to attend the Annual Meeting in person to vote your shares of common stock, and we encourage you to vote even if you are unable to attend the Annual Meeting. If you are unable to attend the Annual Meeting in person, you may vote by Internet or by signing and returning the attached proxy card in the envelope provided. See “How do I vote my common shares?” below.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Tuesday, June 14, 2016, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

Who is soliciting my proxy?

The Board is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person. By completing and returning the proxy card or by casting your vote via the Internet, you are authorizing the proxy holders to vote your shares at the Annual Meeting, as you have instructed.

On what matters will I be voting?

At the Annual Meeting, our stockholders will be asked:

1.	To elect six (6) members to the Board to serve until our 2017 annual meeting of stockholders and their successors are elected and qualified;
2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016;
3.	To approve on a non-binding advisory basis the compensation of our named executive officers;
4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 275,000,000 to 550,000,000 shares; and
5.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy.  If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are listed below.  If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy.  Such persons intend to vote on any such other matter in accordance with their best judgment.  We do not expect any matters to be presented for action at the Annual Meeting other than the items outlined above.

In addition, our executive management will report on our business and financial performance during fiscal year 2015 and respond to your questions.

How does the Board recommend that I cast my vote?

The Board unanimously recommends that you vote:

•	FOR the election to the Board of each of the six (6) nominees for director;
•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016;
•	FOR the approval on an advisory basis of the compensation of our named executive officers; and
•	FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 275,000,000 shares to 550,000,000 shares.

How many votes may I cast?

Each share of common stock that you own on the Record Date entitles you to cast one vote on each matter that is properly brought before the Annual Meeting.

How many votes can be cast by all stockholders?

As of the Record Date, there were [______]shares of common stock outstanding and entitled to vote at the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many shares of common stock that you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Can I vote if my shares are held in “street name”?

If your shares of common stock are held through a broker, bank or other nominee, you are considered the beneficial owner of the shares of common stock held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares of common stock and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. In order to vote your shares of common stock, you will need to follow the directions your broker, bank or other nominee provides you.

What are broker non-votes and abstentions?

If you hold your shares in “street name,” you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NYSE MKT LLC (“NYSE MKT”).

There are also non-discretionary matters for which brokers, banks and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker, bank or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the broker, bank or other nominee should vote your shares, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

If your shares are held in “street name” and you do not give voting instructions, pursuant to NYSE MKT Company Guide Section 723, the record holder will not be permitted to vote your shares with respect to the election of director nominees and the advisory vote to approve named executive officer compensation, and your shares will be considered “broker non-votes” with respect to this proposal. If your shares are held in “street name” and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to ratification of the appointment of BDO USA, LLP and the amendment to our Amended and Restated Certificate of Incorporation in the discretion of the record holder.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

How many shares of common stock must be present to hold the Annual Meeting?

A quorum of stockholders is necessary for a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is the presence, either in person or by proxy, of holders of not less than one-third (33 1/3%) of the total outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

What vote is required to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required

To elect six (6) members to the Board to serve until our annual meeting in 2017 or until their successors are qualified and elected.	A plurality of the votes cast in person or by proxy.

To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016.	A majority of the votes cast in person or by proxy.

To approve on a non-binding advisory basis the compensation of our named executive officers.	A majority of the votes cast in person or by proxy.

To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 275,000,000 shares to 550,000,000 shares.	A majority of the outstanding stock entitled to vote.

As noted above, except with respect to ratification of the appointment of BDO USA, LLP and the amendment to the Amended and Restated Certificate of Incorporation, shares represented by broker non-votes are not considered votes cast. With respect to the election of directors, votes may be cast in favor of or withheld from the election of each nominee. A nominee will be elected to the Board if such nominee receives the highest number of votes cast in favor of a particular position on the Board. Accordingly, votes that are withheld from a director’s election will count toward a quorum but will not affect the outcome of the vote on the election of a director. Also, broker non-votes will not be counted as votes cast and will not affect the outcome of the vote on the election of a director. With respect to the approval of the compensation of named executive officers, for which the affirmative vote of the holders of a majority of the votes cast in person or by proxy is required, abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the outcome of the vote. With respect to the ratification of the appointment of BDO USA, LLP, abstentions are not considered to be votes cast and therefore will not affect the outcome of the vote.  With respect to the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, abstentions will have the same effect as a vote against the proposal. While we do not expect broker non-votes on this proposal because brokers have discretion to vote on it under NYSE MKT rules, any broker non-votes will have the same effect as a vote against the proposal.

While the advisory vote on named executive officer compensation is required by law, the outcome will not be binding on Gastar or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board. However, the Compensation Committee will take into account the outcome of the advisory vote on executive compensation when considering future executive compensation decisions.

How do I vote my shares of common stock?

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

To Vote by Mail. You may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed envelope.  The shares of common stock that you own will be voted according to the instructions on the proxy card that you provide.  If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the shares of common stock that you own will be voted in accordance with the recommendations of the Board.  In order to be valid and acted upon at the Annual Meeting, your proxy card must be received by our registrar and transfer agent, American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219, at least 24 hours before the time of the Annual Meeting or any adjournment thereof, excluding weekends and holidays.

•

To Vote by Internet. You may vote online by going to the following Internet address: http://www.proxyvote.com. Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot. You may use the Internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on June 13, 2016.

•

To Vote by Telephone.  You may vote by phone by using a touch-tone telephone and calling the following toll free number:  1-800-690-6903.  Please have your proxy card available and follow the instructions to vote.  You may use the phone to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on June 13, 2016.

•

To Vote in Person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot, which will be available at the Annual Meeting. Attending the Annual Meeting without delivering your completed proxy card or completing a ballot will not count as a vote. Submitting a proxy via mail or by Internet will not prevent you from attending the Annual Meeting and voting in person.

Street Name Stockholders. Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By Mail. You may indicate your vote by completing, signing and dating your voting instruction card or other information forwarded by your broker, bank or other nominee and returning it to such party in the manner specified in such materials.

•

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your broker, bank or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information provided by the record holder.

•

In Person with a Proxy from the Record Holder. You may vote in person at our Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee. Please consult the voting instruction form or other information sent to you by the record holder to determine how to obtain a legal proxy in order to vote in person at our Annual Meeting.

Can I change my vote after I have mailed my proxy card?

Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•

submitting written notice to that effect or a new proxy to our Corporate Secretary at our registered office at any time up to and including the last business day preceding the day of the Annual Meeting;

•	submitting written notice to that effect or a new proxy to the chairperson of the Annual Meeting at the Annual Meeting at any time before the polls close at the Annual Meeting;
•	voting again through the Internet prior to 11:59 p.m. Eastern Time on June 13, 2016;
•	voting in person at the Annual Meeting; and
•	in any other manner permitted by law.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with such entity's procedures. In either case, your attendance at the Annual Meeting alone will not revoke your proxy.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We do not expect any matters to be presented for action at the Annual Meeting other than the items discussed in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the persons named in the proxy card, whether you submit your proxy in person, over the Internet or by mail, will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

You may submit proposals for consideration at future annual meetings. See “Proposals for 2017 Annual Meeting of Stockholders” for information regarding the submission of stockholder proposals at next year’s annual meeting.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K with the SEC within four business days of the Annual Meeting.

Who bears the costs of soliciting these proxies?

We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and the other proxy materials furnished to stockholders.  In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.  We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to such beneficial owners. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How do I get directions to the Annual Meeting?

For directions to the Annual Meeting, please contact our Corporate Secretary at (713) 739-1800.

INFORMATION ABOUT DIRECTORS, DIRECTOR NOMINEES,

EXECUTIVE OFFICERS AND MEMBERS OF MANAGEMENT

The Board currently is composed of six (6) members: Jerry R. Schuyler (Chairman), John H. Cassels, Randolph C. Coley, Stephen A. Holditch, Robert D. Penner and J. Russell Porter.

The Nominating & Governance Committee has recommended to the Board, and the Board has nominated Messrs. Schuyler, Cassels, Coley, Holditch, Penner and Porter for re-election at the Annual Meeting. Information about each director nominee can be found beginning on page 35 in connection with “Proposal 1. Election of the Board.” Although the Board does not contemplate that any of the director nominees will refuse or be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the accompanying proxy will vote for the election of such other person(s) as may be nominated by the Board or the Board may reduce the size of the Board.

Biographical information about our executive officers and other members of our management as of April 1, 2016 is set forth below other than our Chief Executive Officer, who also serves as director.

Name	Age	Position
J. Russell Porter(1)(2)	54	President and Chief Executive Officer
Michael A. Gerlich(1)	61	Senior Vice President, Chief Financial Officer and Corporate Secretary
Keith R. Blair	61	Vice President and Exploration Manager
Henry J. Hansen	60	Vice President – Land

(1)	Messrs. Porter and Gerlich are currently our only “Executive Officers” as such term is defined by the rules promulgated by the SEC.
(2)	For a description of the business background and other information concerning Mr. Porter, see page 35 in connection with “Proposal 1. Election of the Board.”

Michael A. Gerlich joined us in May 2005 as Vice President and Chief Financial Officer and was appointed Corporate Secretary on March 8, 2011 and was promoted to Senior Vice President in June 2013. Mr. Gerlich has over 36 years of oil and natural gas accounting and finance experience. From 1999 until joining us in 2005, he held various accounting and finance positions at Calpine Natural Gas LP, a wholly-owned subsidiary of Calpine Corporation, an independent electric power generation company listed on the New York Stock Exchange. His last position at Calpine Natural Gas LP was Senior Vice President – Accounting and Finance for natural gas and oil operations of the wholly-owned subsidiary. From 1994 until 1999, Mr. Gerlich served as Vice President and Chief Financial Officer of Sheridan Energy, Inc., an independent natural gas and oil exploration company traded on the NASDAQ, which was acquired in 1999 by Calpine Corporation. Over a 12-year period prior to joining Sheridan Energy, Inc., Mr. Gerlich held various accounting and finance positions with Trinity Resources, Ltd., an independent natural gas and oil exploration and production company, with his last position being Executive Vice President and Chief Financial Officer. Prior to that, Mr. Gerlich was also with the auditing firm of Deloitte LLP, where the focus of his practice was with energy related clients. Mr. Gerlich served as a member of the board of directors and as the Audit Committee Chairman for Petropoint Energy Partners LP (“Petropoint”), a private upstream oil and gas limited partnership, from November 2012 until Petropoint’s property sale and dissolution in August 2014. Mr. Gerlich is a Certified Public Accountant and graduated with honors from Texas A&M University with a Bachelor of Business Administration degree in Accounting.

Keith R. Blair joined us in August 2005 as a Senior Staff Geologist and was promoted to Vice President and Exploration Manager in 2008. Mr. Blair has over 35 years of oil and natural gas experience. He has extensive working knowledge of oil and natural gas basins in Colorado, New Mexico, East Texas, West Virginia/Pennsylvania, Offshore Gulf of Mexico and the Texas/Louisiana Gulf Coast. Prior to joining us, from 1999 until 2005, he was an independent exploration geologist. From 1995 until 1999, Mr. Blair was a Senior Geophysicist at Schlumberger Limited. Prior to 1995, he held an Exploration Manager/Supervisor position at ConocoPhillips for 14 years. He began his career as a well logging engineer with Halliburton Company. Mr. Blair graduated from Texas A&M University with a Bachelor of Science degree in Geology.

Henry J. Hansen joined us in September 2005 as Vice President of Land. Mr. Hansen has over 35 years of land management experience. Prior to joining us, Mr. Hansen was Rocky Mountain Land Manager with El Paso Corporation, an oil and natural gas exploration, production and pipeline company, from 1999 until January 2003. From January 2003 until June 2004, he worked as an independent land consultant. Mr. Hansen returned to El Paso Corporation in June 2004, where he was a senior landman until joining us in September 2005. Mr. Hansen graduated from the University of Texas at Austin with a Bachelor of Business Administration in Petroleum Management.

There are no family relationships between our Named Executive Officers, those members of management noted above and our directors.

CORPORATE GOVERNANCE

Information about the Board

The Board believes that good corporate governance improves corporate performance and benefits all stockholders. This section sets out our approach to corporate governance and addresses our compliance with NYSE MKT listing requirements.

Mandate of the Board

The Board is responsible for managing our business affairs. The primary responsibility of the Board is to promote our best interests and the best interests of our stockholders. This responsibility includes: (i) approving annual capital expenditure budgets and general and administrative expense budgets and reviewing fundamental operating, financial and other corporate plans, strategies and objectives; (ii) outlining key operating parameters including debt levels and ratios; (iii) evaluating our performance and the performance of our senior management; (iv) determining, evaluating and fixing the compensation of executive officers; (v) adopting policies of corporate governance and conduct; (vi) considering risk management matters; (vii) reviewing the process of providing appropriate financial and operational information to stockholders and the public generally; and (viii) evaluating the overall effectiveness of the Board. The Board explicitly acknowledges its responsibility for our stewardship. The Board reviews with management matters of strategic planning, business risk identification, succession planning, communications policy and integrity of internal control and management information systems. The Board fulfills its responsibilities through regular and special meetings.

Current Members of the Board and Director Independence

The Board currently is comprised of six (6) members. The Board has determined that each member of the Board, with the exception of Mr. Porter, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the NYSE MKT listing requirements. Mr. Porter, as our President and Chief Executive Officer, is not considered to be independent. Further, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Reserves Review Committee does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the NYSE MKT listing requirements.

The following sets forth the current committee memberships of our six (6) directors:

Name	Audit Committee	Compensation Committee	Reserves Review Committee	Nominating & Governance Committee
J. Russell Porter, Director, President and Chief Executive Officer	—	—	—	—
John H. Cassels, Director	X	Chairman	X	—
Randolph C. Coley, Director	X	X	—	Chairman
Stephen A. Holditch, Director	—	—	Chairman	X
Robert D. Penner, Director	Chairman	—	—	X
Jerry R. Schuyler, Director	—	X	X	—

Board and Committee Meetings

The Board meets a minimum of four (4) times per year. In addition, the Board meets at such other times as may be required if it is not possible to deal with our business at a regularly scheduled quarterly meeting.

The Board facilitates its independent supervision over management in a number of ways, including by holding regular meetings at which members of management and non-independent directors are not in attendance and by retaining independent consultants where it deems necessary.

For the year ended December 31, 2015, Messrs. Porter, Cassels, Coley, Holditch, Penner, Schuyler and Selser attended 100% of all meetings held by the Board during the time in which they were a member of the Board.  On November 16, 2015, Mr. Selser resigned from the Board and all committees to devote more time to other business interests.

The following table sets forth the number of Board and committee meetings held during 2015 and the attendance of each director during the time in which he was a member of the Board and of a committee:

Director	Board Meetings	Audit Committee	Compensation Committee	Reserves Review Committee	Nominating & Governance Committee
J. Russell Porter	9 of 9	n/a	n/a	n/a	n/a
John H. Cassels	9 of 9	4 of 4	6 of 6	n/a	n/a
Randolph C. Coley	9 of 9	4 of 4	n/a	n/a	2 of 2
Stephen A. Holditch	9 of 9	n/a	n/a	2 of 2	2 of 2
Robert D. Penner	9 of 9	4 of 4	n/a	n/a	2 of 2
Jerry R. Schuyler	9 of 9	n/a	6 of 6	2 of 2	n/a
John M. Selser Sr. (1)	8 of 8	n/a	6 of 6	2 of 2	n/a

(1)	Mr. Selser resigned from the Board and all committees effective November 16, 2015.

Board Composition and Leadership Structure

Mr. Schuyler was appointed Chairman of the Board effective November 16, 2015. Our President and Chief Executive Officer, Mr. Porter, serves as a director.

The Board has determined that the offices of Chairman of the Board and Chief Executive Officer should be separated at this time. The Board determined that the separation of these roles would maximize management’s efficiency and further our ongoing efforts to strengthen corporate governance and assure stockholder representation and the independent, objective and effective oversight of management. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing guidance to and oversight of management. The Corporate Governance Guidelines, however, provide that each year the Nominating & Governance Committee will review whether this policy is in the best interests of the Company and its stockholders. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same or different individuals.

Orientation and Continuing Education

When new directors are appointed, they receive orientation, commensurate with their previous experience, on our properties, business, operations and industry and on the responsibilities of directors. Board meetings may also include presentations by our management and employees to give the directors additional insight into our business. New directors are provided with access to our publicly-filed documents, technical reports and internal financial information and copies of all of the minutes of Board and committee meetings and corporate governance materials are made available to director nominees. Directors are encouraged to ask questions and communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation.

Nomination of Directors

The Board has delegated the responsibility of identifying new director candidates to the Nominating & Governance Committee. The process and responsibility of the Nominating & Governance Committee is set forth on page 12 under the heading “Nominating & Governance Committee.”

Compensation

The Board has delegated the responsibility of determining compensation strategies and recommending the forms and amounts of compensation for directors, officers, consultants and employees to the Compensation Committee. Please refer to the disclosure on page 11 under the heading “Compensation Committee.”

Board Evaluations/Assessments

We have established procedures and surveys for assessing and evaluating the performance of the Board. The surveys completed by each director are summarized and discussed by the Board as a whole with the objective of making appropriate changes to the Board’s policies or procedures to ensure greater Board effectiveness.

Code of Conduct and Ethics

We adopted a Code of Conduct and Ethics for all directors, officers and other employees. A copy of our Code of Conduct and Ethics is available free of charge on our website at www.gastar.com. A copy of our Code of Conduct and Ethics will also be provided to any person without charge, upon request. Such requests should be directed to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010.

Stockholder Communications with the Board

Stockholders or other interested parties may send communications to the Board, the Chairman of the Board, any committee of the Board or any other director in particular, by writing to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our Corporate Secretary will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, our Corporate Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.

Comments or complaints relating to our accounting, internal accounting controls or auditing matters will be referred to our Audit Committee. Our Audit Committee has procedures for (i) receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; (ii) receipt, retention and treatment of complaints regarding potential violations of applicable laws, rules and regulations or of our codes, policies and procedures; and (iii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. These “whistleblower” policies and procedures adopted by the Audit Committee are available free of charge on our website at www.gastar.com.

Attendance at the Annual Meeting of Stockholders

Although all directors are encouraged to attend the annual meeting of stockholders, we do not have a formal policy with regards to director attendance. In 2015, all directors at the time the meeting was held attended our annual meeting of stockholders.

INFORMATION ABOUT OUR COMMITTEES OF THE BOARD

The Board has designated a standing Audit Committee, Compensation Committee, Reserves Review Committee and Nominating & Governance Committee. Each committee has a written charter that has been approved by the Board, which sets forth guidance on the role of the chairman of such committee and the roles and responsibilities of the committee as a whole. Our Board has also adopted a Code of Conduct and Ethics and other governance policies. Each such document is available free of charge on our website at www.gastar.com. A copy of each such document will be provided to any person without charge, upon request. Such requests should be directed to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010.

Audit Committee

Composition

The Audit Committee currently consists of Messrs. Penner (Chairman), Cassels and Coley, each of whom the Board has determined to be independent under the rules of the NYSE MKT and Section 10A (“Audit Requirements”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the rules promulgated by the SEC thereunder. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and that Mr. Penner is an “audit committee financial expert,” within the meaning proscribed by the rules and regulations promulgated by the SEC. He became a member of the Board effective July 16, 2007. Mr. Penner is a retired senior partner with KPMG LLP, whose career of advising public and private clients on tax and accounting matters has spanned more than 41 years. The Audit Committee met four (4) times during 2015.

In accordance with its charter, the Audit Committee examines and reviews, on behalf of the Board, internal financial controls, financial and accounting policies and practices, the form and content of financial reports and statements and the work of the external auditors. The Audit Committee is responsible for hiring, overseeing and terminating the independent registered public accounting firm and determining the compensation of such accountants. The Chief Financial Officer attends the meetings of the Audit Committee by invitation.

Audit Committee Charter

The Audit Committee has performed its annual review and assessment of the Audit Committee charter. A copy of the charter for the Audit Committee is available free of charge on our website at www.gastar.com.

Audit Committee Report

The Audit Committee assists the Board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of its internal controls and the quality and integrity of its financial statements, and is responsible for selecting and retaining the independent auditors. The Audit Committee’s responsibilities are more fully described in its charter. Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee does not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The Audit Committee met four (4) times during the year ended December 31, 2015.

In fulfilling its oversight responsibilities, the Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2015, and discussed them with management and BDO USA, LLP, our independent registered public accounting firm. The Audit Committee discussed and reviewed with BDO USA, LLP all matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP its independence from us and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our 2015 Annual Report.

Gastar Exploration Inc.
Audit Committee
Robert D. Penner, Chairman
John H. Cassels
Randolph C. Coley

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

*    *    *

Compensation Committee

The Compensation Committee currently consists of Messrs. Cassels (Chairman), Coley and Schuyler, each of whom the Board has determined to be independent according to the definition of independence used in the NYSE MKT listing standards. The Compensation Committee met six (6) times during 2015.

The aim of the Compensation Committee is to award and compensate our officers and employees in a manner which provides incentives for the enhancement of stockholder value, for the successful implementation of our business plan and for continuous improvement in corporate and personal performance. The compensation program is based on a pay-for-performance philosophy and consists of three components: base salary, annual incentive (bonus) paid in cash and long-term equity based incentives.

The Compensation Committee reviews and recommends the compensation philosophy and guidelines for us, including recommendations to the Board for its consideration and approval of annual salary, incentive policies and programs, material new benefit programs and material changes to existing benefit programs.

On an annual basis, the Compensation Committee reviews the cash compensation, performance and overall compensation package for each executive officer. It then submits to the Board recommendations with respect to the base salary, bonus and participation in long-term incentive compensation arrangements for each executive officer. In conducting its review, the Compensation Committee was satisfied that all recommendations complied with the Compensation Committee’s philosophy and guidelines.  The Compensation Committee also has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee.  In determining 2015 annual incentive cash awards, the Compensation Committee retained Longnecker & Associates (“L&A”), a company that monitors executive and board compensation, equity grants and award policies and corporate compensation practices, as its independent compensation consultant for matters related to executive and non-management director compensation.  The Compensation Committee used compensation data provided by L&A.  In selecting L&A as its independent compensation consultant, the Compensation Committee assessed the independence of L&A pursuant to SEC rules and considered, among other things, whether L&A provides any other services to us, the fees paid by us to L&A as a percentage of L&A’s total revenues, the policies of L&A that are designed to prevent any conflict of interest between L&A, the Compensation Committee and us, any personal or business relationship between L&A and a member of the Compensation Committee or one of our executive officers and whether L&A owned any shares of our common stock.  In addition to the foregoing, the Compensation Committee received an independence letter from L&A, as well as other documentation addressing the firm’s independence.  L&A reports exclusively to the Compensation Committee and does not provide any additional services to us.  The Compensation Committee has discussed these considerations and has concluded that L&A is independent and that we do not have any conflicts of interest with L&A.

The Compensation Committee may delegate to its chairman, any one of its members or any subcommittee it may form the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. In particular, the Compensation Committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are (a) “Non-Employee Directors” for the purposes of Rule 16b-3 and/or (b) “outside directors” for the purposes of Section 162(m). However, subcommittees shall not have the authority to engage independent legal counsel and other experts and advisors unless expressly granted such authority by the Compensation Committee.

For more information on the role of the Compensation Committee and the use of independent consulting firms and market data, see “Executive Compensation” below.

A copy of the charter for the Compensation Committee is available free of charge on our website at www.gastar.com.

Reserves Review Committee

The Reserves Review Committee currently consists of Messrs. Holditch (Chairman), Cassels and Schuyler. The Reserves Review Committee met two (2) times during 2015. Its responsibilities include:

•	Reviewing our procedures for providing information to the independent qualified reserve evaluator;
•

Participating annually in meetings with the independent qualified reserve evaluator to determine whether there are any restrictions that could affect the ability of the evaluator to report without reservation; and

•	Reviewing our reserve data with the independent qualified reserve evaluator.

A copy of the charter for the Reserves Review Committee is available free of charge on our website at www.gastar.com.

Nominating & Governance Committee

The Nominating & Governance Committee currently consists of Messrs. Coley (Chairman), Holditch and Penner, each of whom the Board has determined to be independent under the definition of independence used in the NYSE MKT listing standards. The Nominating & Governance Committee met two (2) times during 2015.

With respect to governance activities, the Nominating & Governance Committee has the responsibility of monitoring our overall approach to corporate governance issues, which include:

•	Advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices;
•

Assisting the Board by identifying individuals qualified to become members of the Board and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board;

•	Advising the Board about the appropriate composition of the Board and its committees;
•	Leading the Board in the annual performance review of the Board and its committees;
•	Directing all matters relating to the succession of the Company’s Chief Executive Officer; and
•	Performing such other functions as the Board may assign from time to time.

With respect to nominations, the Nominating & Governance Committee assists the Board in ensuring that the Board is comprised of individuals who are best able to discharge the responsibilities of directors, having an understanding of our industry, stage of growth, the law and the highest standards of governance. The tasks and responsibilities are defined in the charter of the Nominating & Governance Committee, which was approved by the Board.

Prior to recommending to the Board that an existing director be nominated for election as a director at the annual meeting of stockholders, the Nominating & Governance Committee considers and reviews the director’s: (i) board and committee meeting attendance and performance; (ii) length of Board service; (iii) personal and professional integrity, including commitment to our core values; (iv) experience, skills and contributions that the existing director brings to the Board; and (v) independence under applicable standards.

In the event that a vacancy on the Board arises, the Nominating & Governance Committee seeks and identifies a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders. To identify such a nominee, the Committee solicits recommendations from existing directors and senior management. These recommendations are considered by the Nominating & Governance Committee along with any recommendations that have been received from stockholders. The Nominating & Governance Committee may, in its discretion, retain a search firm to provide additional candidates. Prior to recommending to the Board that a person be elected to fill a vacancy on the Board, the Nominating & Governance Committee considers and reviews the candidate's: (i) relevant skills and experience; (ii) independence under applicable standards; (iii) business judgment; (iv) service on boards of directors of other companies; (v) personal and professional integrity, including commitment to the Company’s core values; (vi) openness and ability to work as part of a team; (vii) willingness to commit the required time to serve as a Board member; and (viii) familiarity with the Company and its industry. The Nominating & Governance Committee also considers the optimal enhancement of the current mix of talent and experience on the Board.

The Nominating & Governance Committee treats recommendations for directors that are received from stockholders equally with recommendations received from any other source. Although we do not have a policy regarding the consideration of diversity in assessing a director nominee, the Board considers the individual’s background, experience and competencies that the Board desires to have represented among its members.

On March 12, 2014, we entered into a settlement agreement (the “Settlement Agreement”) with Kleinheinz Capital Partners, Inc., Global Undervalued Securities Master Fund, L.P., John B. Kleinheinz and Fred N. Reynolds (collectively, the “Kleinheinz Group”). The Settlement Agreement provided that we would expand our Board from five to seven members and appoint two directors agreeable to both us and the Kleinheinz Group (the “Mutually Agreed Directors”). The Mutually Agreed Directors were appointed after the 2014 Annual Meeting. For the term of the Settlement Agreement the Kleinheinz Group has agreed to vote the shares it beneficially owns in favor of the director candidates that are nominated by our Board.

The Settlement Agreement terminated 60 days prior to the expiration of the Company’s advance notice period for the nomination of directors and submission of stockholder proposals for the Annual Meeting.

From time to time, the Nominating & Governance Committee has used a third party to assist it in identifying and evaluating potential director candidates. Pursuant to the Settlement Agreement, the Nominating & Governance Committee engaged Spencer Stuart, an executive search firm, to identify two candidates who were unaffiliated with us and the Kleinheinz Group, qualified as independent under rules of the SEC and the NYSE MKT and have experience and qualifications set forth in the Settlement Agreement.

In March 2016, the Nominating & Governance Committee considered and approved our six (6) director nominees. Our full Board, including our non-independent director, then considered and approved the nominees recommended by the Nominating & Governance Committee.

A copy of the charter for the Nominating & Governance Committee is available free of charge on our website at www.gastar.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the compensation paid to J. Russell Porter, our President and Chief Executive Officer (“CEO”), paid to Michael A. Gerlich, our Senior Vice President and Chief Financial Officer (“CFO”) and paid to Michael McCown, our Senior Vice President and Chief Operating Officer (“COO”). These individuals are referred to as “Named Executive Officers.” Messrs. Porter, Gerlich and McCown are our only Named Executive Officers as they were our only “Executive Officers,” as such term is defined by the rules promulgated by the SEC, during 2015.  On February 1, 2016, McCown retired and thus for 2016, would not be considered a Named Executive Officer.

Compensation Philosophy and Objectives

Our executive compensation program is designed to provide compensation at a level necessary to retain talented and experienced executives and to motivate them to achieve both short-term and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our compensation programs.

Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the independent natural gas and oil exploration and production industry. We believe our executive compensation should be comparable to that of the companies with which we compete for talent. Our goal is to provide compensation and benefits at levels that attract, motivate and retain superior executive talent for the long-term.

Shareholder Interest Alignment. One of the objectives of our executive compensation program is to ensure that an appropriate relationship exists between executive pay, our financial performance and the creation of shareholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. Our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program based on our performance goals and the granting of long-term incentive equity awards, which have included restricted common shares, performance-based units and stock options. As performance goals are met, not met or exceeded, executives are rewarded commensurately.

Determination of Executive Compensation

Role of the Compensation Committee. Executive compensation is the responsibility of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. John H. Cassels, Randolph C. Coley and Jerry R. Schuyler are members of the Board and the current members of the Compensation Committee. Mr. Cassels is the current Compensation Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under the NYSE MKT listing standards and under the Exchange Act. A copy of the Compensation Committee’s charter is available to shareholders on our website at www.gastar.com.

Philosophy of the Compensation Committee. The Compensation Committee’s philosophy is strongly driven by a “Pay for Performance” compensation approach that focuses on enhancing shareholder value. As described in greater detail below, the Compensation Committee presently targets total compensation, which consists of base salary, annual incentive awards and long-term stock awards at the market 50th percentile of its peer group as defined by an independent third party compensation consultant. If management’s efforts cause the Company’s results to materially exceed or lag behind the results of its peer group, total compensation may be adjusted upward or downward from the market 50th percentile. The Compensation Committee believes that this approach awards and compensates our Named Executive Officers in a manner that fairly and reasonably provides incentives for the enhancement of shareholder value, for the successful implementation of our business plan and the continuous improvement in corporate and personal performance.

During 2015, the Compensation Committee reviewed the cash compensation, performance and overall compensation package for each Named Executive Officer. It then submitted to the Board recommendations with respect to the salary, bonus and participation in equity-based compensation arrangements for each Named Executive Officer. In conducting its review of management’s recommendations, the Compensation Committee was satisfied that all recommendations complied with the Compensation Committee’s philosophy and guidelines.

Interaction Between the Compensation Committee and Management. Our CEO plays an important role in the executive compensation process and is closely involved in assessing the performance of our CFO and COO, who were our other Named Executive Officers in 2015. He also makes recommendations to the Compensation Committee regarding base salary, bonus targets, and performance goals established for the annual incentive plan, as well as weighting and equity compensation for our CFO and COO. Our CEO’s recommendations are based on his review of any market or peer group analysis data provided by our compensation consultant, an assessment of our CFO and COO’s responsibilities and individual performance, our Company performance and the compensation that companies in our peer group pay their executives in comparable positions. Our CFO also plays an important role in our executive compensation process. He makes recommendations to the Compensation Committee regarding the structure of the annual cash bonus awards program and the appropriate performance threshold, target and maximum opportunities of the program. These recommendations are drawn from his previous work experience, informal discussions with other CEOs and with CFOs and review of publicly filed information of other similarly-sized natural gas and oil companies regarding their bonus programs.

Role of Compensation Consultant and Market Analysis. For 2015, the Compensation Committee utilized 2014 peer company data and 2015 published survey sources supplied by Longnecker & Associates (“L&A”) in reviewing and making certain compensation decisions. For the purposes of its report, L&A’s engagement objectives in 2014 included:

•	Review total direct compensation (base salary, annual incentives and long-term incentives) for the Named Executive Officers;
•

Assess the market competitiveness of executive compensation as compared to our peer group and published surveys of other companies in the oil and natural gas industry with revenues and capital assets comparable to our revenue and capital assets; and

•	Provide conclusions and recommended considerations for current total direct compensation packages for our Named Executive Officers.

L&A’s approach to this study was based upon its experience in the design of executive compensation programs in the energy industry and external market data procured from the marketplace in which we compete for top-level talent. This experience, along with its competitive market analysis, allowed L&A to make compensation recommendations that provide us with information to attract, retain, and motivate top-level executive talent. Additionally, L&A’s recommendations were tailored to balance external market data and our internal environment to ensure fiscal responsibility.

Specifically, L&A’s approach was to gather compensation data from (a) public peer companies and (b) published salary surveys and to conduct a market comparison analysis of the gathered data. Prior to beginning its analysis, L&A reviewed the composition of our peer group to assess the continued appropriateness of the group and ensure that the included companies were still relevant for comparative purposes. Based on its review, L&A recommended that companies that had been acquired or delisted, as well as companies whose geographic scope and nature of operations differed from ours be removed. L&A also expanded the number of companies included in our peer group, which was comprised of companies with a similar production profile, revenue base and size, as measured by market capitalization. The updated peer group was approved by the Compensation Committee as representative of the sector in which we operate. Next, L&A analyzed current total direct compensation (base salary, plus annual incentives, plus long-term incentives), as compared to the updated peer group and published survey data based on industry, size and performance. This was followed by developing conclusions and recommended considerations, which was reported to the Compensation Committee.

Companies reviewed by L&A (the “Peer Group”) included:

Abraxas Petroleum Corp.

Approach Resources, Inc.

Bonanza Creek Energy, Inc.

Callon Petroleum Company

Carrizo Oil & Gas Inc.

Contango Oil & Gas Co.

Eclipse Resources Corp.

Goodrich Petroleum Corp.

Magnum Hunter Resources Corp.

Panhandle Oil and Gas Inc.

PetroQuest Energy Inc.

Rex Energy Corporation

Triangle Petroleum Corporation

Vanguard Natural Resources, LLC

Warren Resources Inc.

Based upon 2014 comparative pay information of our peer group developed by L&A and published survey data, the Compensation Committee determined that the Named Executive Officers’ (a) 2015 base salaries were 15% and 1% above the market 50th percentile of our Peer Group for the CEO and COO, respectively, and equal to the market 50th percentile of our Peer Group for the CFO, (b) 2015 total cash compensation (base salary, plus the annual cash incentive award) was 15%, 20% and 22% below the market 50th percentile of our Peer Group for the CEO, CFO and COO, respectively, (c) 2015 long-term equity awards were 32%, 25% and 25% above the market 50th percentile of our Peer Group for the CEO, CFO and COO, respectively, and (d) 2015 total direct compensation (base salary, plus the annual cash incentive award, plus equity incentive awards) was 10% above the market 50th percentile of our Peer Group for the CEO and was 3% below the market 50th percentile of our Peer Group for both the CFO and COO, respectively. Based upon these findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of the Named Executive Officers in 2015 approximated competitive market levels.

Though we review information regarding the compensation practices of our Peer Group of companies and the survey data just discussed, individual compensation decisions for our CFO and COO are subject to upward or downward adjustment, based on the recommendations of our CEO and a number of factors related to both corporate and individual performance. We use the data regarding the pay practices of companies in our Peer Group as a reference point and as a guide to competitiveness and reasonableness, but we do not adhere to rigid targets, based upon the compensation components of employees at companies within that group. Our present objective is to maintain total direct compensation, consisting of base salary, performance-based cash compensation and equity awards, in proximity to the market 50th percentile of our Peer Group. However, the Compensation Committee has the discretion to adjust an award upward or downward to account for individual achievement in the last fiscal year, the requirements of a particular position, and market competitiveness for a particular individual’s skills and services, among other factors.

L&A also reviewed and provided recommended considerations to the Compensation Committee on the Company's long-term incentive plan, including the amount of long-term incentives to provide the Named Executive Officers and the form in which those long-term incentive grants were provided to the Named Executive Officers.

Compensation for our Named Executive Officers and Rationale

Base Salary. Base salary represents the fixed element of the Named Executive Officers’ cash compensation. The base salary reflects results of individual negotiations, economic consideration for each individual’s level of responsibility, expertise, skills, knowledge, experience and performance and reasonable comparability of similar executive base salaries for executives employed by companies in our Peer Group. In 2015, the Compensation Committee adjusted the base salary amounts for Messrs. Porter, Gerlich and McCown. Messrs. Porter's and McCown's 2015 base salaries were greater than the market 50th percentile of our Peer Group by 15% and 1%, respectively, and Mr. Gerlich's 2015 base salary was equal to the market 50th percentile of our Peer Group.  The following table sets forth base salary information for our Named Executive Officers for the periods presented:

	Base Salary
Name and Principal Position	2015	2014	2013
J. Russell Porter, President and Chief Executive Officer	$550,000	$535,000	$500,000
Michael A. Gerlich, Senior Vice President and Chief Financial Officer	$325,000	$312,000	$300,000
Michael McCown, Senior Vice President and Chief Operating Officer	$350,000	$312,000	$300,000

Annual Cash Incentive Awards. Our annual cash incentive awards reflect our philosophy to reward performance. These awards provide our Named Executive Officers with an opportunity to earn an annual cash bonus based on pre-established operational and financial performance targets and an evaluation of individual performance. The 2015 targeted bonus percentage of our CEO is 89% of his respective base salary and the targeted bonus percentages of our CFO and COO are 88% of their respective base salary amounts. For 2015, the Compensation Committee approved an approximate $1.1 million total management target cash bonus pool for our Named Executive Officers, which was based on the sum of each of our Named Executive Officer's “target bonus” opportunity expressed as a percentage of the Named Executive Officer’s base salary. The bonus pool is accrued throughout the year, and bonuses are normally paid out early in the following year. For 2015, the annual cash incentive awards for Messrs. Porter, Gerlich and McCown were 45%, 47% and 49% below the market 50th percentile of our Peer Group, respectively. The reduced bonus awards during 2015 were the result of the decline from target based on the Company’s performance compared to the metrics and the current commodity price environment.

At the beginning of the year, and as part of our budgeting process, specific operational and financial target criteria are established by the Compensation Committee. In developing the appropriate target criteria and their respective weightings, the Compensation Committee analyzes the relative importance of each of the target criteria to our business strategy for the upcoming year. Each criterion is given a certain weighting, with 30% of the 2015 potential bonus opportunity contingent on the achievement of specific operational factors, 20% contingent on the achievement of a specific financial performance factors and 50% contingent on the achievement of additional per share operational targets and a specific market factor. During the year, operational and financial performance is measured against the criteria. Market performance is measured at December 31, 2015. Judgments that the criteria are being met or not being met may lead to an increase in the pool and an adjustment in the bonus accrual. Criteria and weightings used in 2015 were as follows:

Goal	Threshold	Target	Maximum	Actual	Weighting
Target average annual production (MBoe/d)	11.6	12.9	14.1	13.5	10%
Target proved reserves additions (MBoe)	4,743	5,271	5,798	3,949	10%
Average finding costs ($/Boe)	$21.49	$19.54	$17.59	$31.89	10%
Average controllable lifting costs ($/Boe)	$5.71	$5.19	$4.67	$4.40	5%
Drilling capital efficiency ($/Boe)	$11.98	$10.89	$9.80	$14.07	5%
Operating cash flow ($ in millions)	$32.1	$35.7	$39.2	$25.0	20%
Operating cash flow per share	$0.41	$0.46	$0.51	$0.32	10%
Production per share (Boe)	0.05	0.06	0.07	0.06	15%
Reserves per share (Boe)	0.64	0.71	0.78	0.72	15%

If threshold targets are not met with respect to a criterion, then the portion of the bonus allocable to that criterion is not paid. At the end of the year, an approved bonus pool is calculated based on the bonus pool criteria accomplishments. The amount of the calculated bonus pool is subject to adjustment and final approval by the Compensation Committee. For 2015, management’s bonus pool target was approximately $1.1 million. During 2015, four of the nine target goals were achieved or exceeded, with none of the goals hitting the maximum payout. Our Named Executive Officers were entitled to receive a combined annual cash incentive payout of approximately $551,000 based on the achieved goals weighted bonus target.

The following table sets forth the bonuses earned and percentage of base salary for our Named Executive Officers for the periods presented:

Name and Principal Position	Year	Bonus Earned(1)	% of Base Salary(2)
J. Russell Porter	2015	$263,537	48%
President and Chief	2014	$470,804	88%
Executive Officer	2013	$472,202	94%

Michael A. Gerlich	2015	$138,424	43%
Senior Vice President and	2014	$272,571	87%
Chief Financial Officer	2013	$273,380	91%

Michael McCown	2015	$149,072	43%
Senior Vice President and	2014	$272,571	87%
Chief Operating Officer	2013	$273,380	91%

(1)	Bonus earned represents the amount earned for the year presented. Such bonus amounts were not paid until early the following year.
(2)	Calculated using the bonus earned divided by the base salary amount in effect for the year presented.

The Compensation Committee’s policy is not to award bonuses if performance targets are not met. The Board, however, maintains the ability to award discretionary bonuses if warranted. Pursuant to Mr. Porter’s employment agreement, Mr. Porter is guaranteed a bonus equal to 20% of his annual base salary.

In lieu of the typical performance metrics-based annual bonus program and per the recommendation of L&A, the Board and Compensation Committee have adopted a retention bonus program for 2016 whereby the targets for the CEO and CFO shall be 100% of their respective base salary to be paid out over a five quarter period commencing April 2016.

Long Term Stock-based Compensation. We believe that stock-based compensation is the most effective means of linking compensation provided to our Named Executive Officers with long-term operational success and increases in shareholder value. The Board has discretionary authority to determine granting and vesting periods of stock option, restricted common share and performance based units grants. We use stock-based compensation as a long-term vehicle for compensation because we believe:

•	Stock-based compensation aligns the interests of our Named Executive Officers with those of the shareholders by providing equity participation to our Named Executive Officers; and
•	The vesting period incorporated into stock-based compensation fosters a longer-term perspective necessary for executive retention, stability and continuity.

During 2015, the stock-based compensation granted to our Named Executive Officers consisted of a combination of restricted shares and performance-based units (“PBUs”). The 2015 grants of restricted common shares vest in one-third increments on the first, second and third anniversaries of the grant date, a vesting period that the Compensation Committee believes is an appropriate balance between longer-term incentives coupled with an element of shorter term reward.  The 2015 grants of PBUs will vest and be measured in full following completion of a three-year period (rather than annual measurement, which had been provided for under prior grants).  This modification is intended to further align our executive officers' compensation with the long-term appreciation of the Company's stock price.  The PBUs represent a contractual right to receive shares of the Company's common stock, an amount of cash equal to the fair market value of a share of the Company's common stock, or a combination of shares of the Company's common stock and cash as of the date of settlement based on the number of PBUs to be settled.  The settlement of PBUs may range from 0% to 200% of the targeted number of PBUs stated in the agreement contingent upon the achievement of certain share price appreciation targets as compared to a peer group index, specifically the iShares Dow Jones U.S. Oil & Gas Exploration & Production Index Fund (NYSEARCA:IEO). The PBUs granted prior to 2015 vest equally and settlement is determined annually over a three-year period. Any PBUs not vested at each measurement date expire. The Compensation Committee adheres to our policy of only granting stock-based compensation grants during open trading windows.  The following table sets forth criteria for determination of earned PBUs for the 2015 grant:

Performance Delta(1)	Payout as a % of the Number of Initial PBUs for which Measurement Date is Occurring	Payout if Share Price Appreciation During the Period is Not Positive
30 or Greater	200%	100%
25	180%	90%
20	160%	80%
15	140%	70%
10	120%	60%
0	100%	50%
-5	75%	38%
-10	50%	28%
Less than -10.01	0%	0%

(1)

Equal to the difference between the share price appreciation of the Company and the share price appreciation of the peer group index for the period beginning on the first day of the performance period and ending at the end of the applicable measurement date.

In 2015, Messrs. Porter, Gerlich and McCown received restricted common share grants of 286,458 shares, 135,417 shares and 145,833 shares, respectively.  In addition to restricted common shares, Messrs. Porter, Gerlich and McCown received PBU grants of 286,458, units, 135,417 units and 145,833 units, respectively. The combined fair values of these grants calculated to be 282%, 225% and 225% of Messrs. Porter, Gerlich and McCown's base salaries, respectively, which placed Messrs. Porter, Gerlich and McCown 32%, 25% and 25%, respectively, above the market 50th percentile. The goal of the Compensation Committee has been to move more of the Named Executive Officers’ total executive compensation to variable, or “at-risk,” and thus further align the interest of the officer with the shareholders by providing the Named Executive Officers a greater stake in our long-term performance. The 2015 restricted stock and PBU grants were consistent with this goal.

Upon vesting on January 30, 2016, the third tranche of PBUs granted on January 30, 2013 to Messrs. Porter, Gerlich and McCown settled at the maximum settlement of 200%. Upon vesting on January 30, 2016, the second tranche of PBUs granted on January 31, 2014 to Messrs. Porter, Gerlich and McCown settled at 0% and no shares were issued.

All Other Compensation. The Named Executive Officers are eligible to participate on a non-discriminatory basis in the same comprehensive benefits as are offered to all full-time employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Tax Deductions for Compensation

In conducting our executive compensation programs, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), which denies publicly held companies a tax deduction for annual compensation in excess of $1.0 million paid to their chief executive officer or any of their three other most highly compensated executive officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our shareholders. While the Compensation Committee generally considers the deductibility of compensation when making decisions, the Compensation Committee retains the right to pay nondeductible compensation to our named executive officers in order to maintain its flexibility in structuring appropriate compensation programs it feels to be appropriate.

Post Termination or Compensation and Benefits

Each of our Named Executive Officers is party to an employment agreement which provides for payments and benefits in connection with certain termination of employment scenarios.

In addition, we maintain a change of control severance plan (the “Severance Plan”), covering all employees, including the Named Executive Officers. The purpose of the severance plan is to promote stability and continuity of management and employees in the event a change of control transaction should occur (as defined below). Pursuant to the terms of our Severance Plan, our Named Executive Officers are entitled to receive certain post-termination compensation and benefits upon the occurrence of certain events. In order for the Named Executive Officers to receive payments under the Severance Plan, the Named Executive Officers would have to be terminated within two years of a change of control.

For additional information regarding our employment agreements and the Severance Plan, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change of Control” below.

Consideration of Previous Stockholder Advisory Vote

In June 2015, our shareholders approved the compensation of our Named Executive Officers as described in our 2015 proxy statement, with approximately 71% of shareholder votes cast in favor of our 2015 “say-on-pay” resolution (excluding abstentions and broker non-votes). The Compensation Committee considered these results as evidence of support for our compensation program and decisions as described in our 2015 proxy statement, and as grounds for maintaining a similar approach for 2016.

Additionally, the Compensation Committee considered and responded to the current economic environment in late 2015 and early 2016 by adopting the following changes for 2016 Named Executive Officer compensation:

(i)	Initiation of a salary freeze at 2015 base salary levels until market conditions improve;
(ii)	Reduction of bonus payments below targeted amounts; and
(iii)	Reduction of 30% of long-term incentive awards.

Hedging Prohibitions

Our insider trading policy prohibits our Named Executive Officers from engaging in any speculative transactions involving our common shares including buying or selling puts or calls, short sales or purchases of securities on margin or otherwise hedging the risk of ownership of our stock. Any such activity would require the approval and authorization of either the CEO or the Chairman of the Audit Committee (in the case of a transaction involving our CEO).

Compensation Committee Report

Board of Directors of Gastar Exploration Inc.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions referred to above, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in the this proxy statement on Schedule 14A.

Gastar Exploration Inc.
Compensation Committee

John H. Cassels, Chairman
Randolph C. Coley
Jerry R. Schuyler

The above Report of the Compensation Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporates this proxy statement by reference therein.

Summary Compensation and Awards

Summary Compensation Table

The following table and discussion below sets forth information about the compensation awarded to, earned by or paid to our Named Executive Officers during the years ended December 31, 2015, 2014 and 2013:

Name and Principal Position	Year	Base Salary	Bonus(1)	Restricted Stock and PBUs(2)	All Other Compensation(3)	Total
J. Russell Porter	2015	$550,000	$470,804	$1,549,738	$10,600	$2,581,142
President and Chief	2014	$535,000	$472,202	$1,529,006	$10,400	$2,546,608
Executive Officer	2013	$500,000	$489,378	$1,158,393	$10,200	$2,157,971

Michael A. Gerlich	2015	$325,000	$272,571	$732,606	$10,600	$1,340,777
Senior Vice President and	2014	$312,000	$273,380	$690,980	$10,400	$1,286,760
Chief Financial Officer	2013	$300,000	$234,901	$656,111	$10,200	$1,201,212

Michael McCown(4)	2015	$350,000	$272,571	$788,957	$10,600	$1,422,128
Senior Vice President and	2014	$312,000	$273,380	$566,379	$10,400	$1,162,159
Chief Operating Officer	2013	$300,000	$221,851	$403,449	$10,033	$935,333

(1)	Bonus amount represents bonus paid in the year presented but earned for prior year performance.
(2)

The dollar values of restricted stock and PBU awards provided are equal to the aggregate grant date fair value of such award grants awarded to Messrs. Porter, Gerlich and McCown during the years ended December 31, 2015, 2014 and 2013 calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) prior to a deduction for estimated forfeitures related to service-based conditions.  For a description of the assumptions used in calculating these amounts for 2015, see Item 8. “Financial Statements and Supplementary Data, Note 9. Equity Compensation Plans” included in our 2015 Annual Report.

(3)	All other compensation includes the Company’s contribution to the named executive officers’ retirement plans.
(4)	Mr. McCown retired from his position as Senior Vice President and Chief Operating Officer on February 1, 2016.

Grants of Plan-Based Awards

The following table shows certain information about the restricted common stock and PBUs granted to our Named Executive Officers during the year ended December 31, 2015.

		Estimated Future Payout Under Equity Incentive Plan Awards(2)				All Other Equity Awards:	Grant Date Fair Value
Name	Date	Threshold	Target	Maximum	Grant Date Fair Value of PBUs(1)	Number of Shares of Stock	of Stock Awards(1)
J. Russell Porter	1/30/2015	—	—	—	—	286,458	$687,499
J. Russell Porter	1/30/2015	—	286,458	572,916	$862,239	—	$—
Michael A. Gerlich	1/30/2015	—	—	—	—	135,417	$325,000
Michael A. Gerlich	1/30/2015	—	135,417	270,834	$407,605	—	$—
Michael McCown	1/30/2015	—	—	—	—	145,833	$350,000
Michael McCown	1/30/2015	—	145,833	291,666	$438,957	—	$—

(1)

The fair value of the respective restricted share and PBU grants as of the grant date is calculated in accordance with ASC 718 and assumes a target payout of 100% for PBUs. These restricted shares are subject to a 3-year vesting schedule of 33.33% each year, beginning on the first anniversary date of the grant.  These PBUs are subject to a 3-year cliff vesting on the third anniversary date of the grant.  Upon vesting, the PBUs can be settled at 0% to 200% depending upon our stock price performance.

(2)

The estimated future payout for PBUs assumes a target payout of 100% of units granted and a maximum payout of 200% of units granted. For additional information, see “Compensation Discussion & Analysis.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a narrative of our various compensation plans and the general terms of each:

Long-Term Incentive Plan. We maintain a long-term incentive plan which provides our Compensation Committee with the flexibility to grant different types of awards in respect of our common stock including, without limitations, stock options, restricted shares and PBUs. For 2015, our Named Executive Officers received awards in the form of restricted shares and PBUs. For a description of the terms of such awards, see “Compensation Discussion & Analysis-Long-Term Stock-Based Compensation.”

Employee Severance Plan. For the Named Executive Officers, the Severance Plan provides that if a Named Executive Officer’s employment is terminated within two years following a change of control for any reason other than (i) death, (ii) disability, (iii) by us for “cause” or (iv) by the Named Executive Officer for other than a “good reason,” the Named Executive Officer will receive a lump-sum payment equal to a multiple that is equal to the applicable severance period, as set forth in the Severance Plan, times the sum of (1) his annual salary and (2) annual target bonus.

A change of control is defined in the Severance Plan to mean (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets. The Severance Plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our Named Executive Officers but does provide change of control severance benefits to the Named Executive Officers only if they are greater than the severance benefits provided under the employment agreement. The Severance Plan does not allow for any duplication of severance benefits.

The following summarizes the severance periods and target bonus percentages for the Named Executive Officers set forth in the Severance Plan, as amended:

	Severance Period In Years	Target Bonus Percentage
Chief Executive Officer	3.00	89%
Chief Financial Officer	2.50	88%
Chief Operating Officer	2.50	88%

Additionally, during the applicable severance period, Named Executive Officers would receive reimbursement for the cost of COBRA continuation health care coverage, less the amount charged at the time of termination to the employee for medical coverage.

If the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officer will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment.  The Compensation Committee has determined that “golden parachute” excise tax gross-up benefits will not be included in any future executive or employee compensation agreements or plans entered into or adopted by the Company.

If the individual’s employment is terminated within six months prior to a change of control and it is reasonably shown to have been in connection with the change of control, then the change of control will be treated with respect to that employee as having occurred prior to his or her termination.

Employment Agreements. We entered into employment agreements with J. Russell Porter, our President and CEO, and Michael A. Gerlich, our CFO, effective February 24, 2005, and May 17, 2005, respectively, each amended July 25, 2008. Mr. Porter’s employment agreement was amended on February 3, 2011 to remove a provision that allowed him to trigger severance payments by providing the Company with six months’ notice. Mr. Gerlich's employment agreement was amended on April 10, 2012 (effective as of January 1, 2012) to reflect the change in his target bonus amount used for purposes of determining his severance entitlement under his employment agreement. We entered into an employment agreement with Michael McCown, our COO, effective June 19, 2014. The agreements with Messrs. Porter, Gerlich and McCown set forth, among other things, annual compensation, and adjustments thereto, minimum bonus payments, fringe benefits, termination and severance provisions. The agreements with Messrs. Porter and Gerlich renew annually; however, they may be terminated at any time with or without cause. The agreement with Mr. McCown had an initial term ending June 19, 2016 and was terminated on February 1, 2016 in conjunction with his retirement.

Mr. Porter’s employment agreement provides that he is entitled to a minimum annual bonus in an amount that may take the form of cash compensation, the award of stock or stock options, royalty rights or otherwise and that he shall receive an annual cash bonus equal to at least 20% of his annual base salary. The employment agreement further provides that such bonuses shall reflect not only the results of our operations and business, but also his contribution as President and CEO.

Mr. Gerlich’s employment agreement provides that the Compensation Committee may on a yearly basis, or more frequently, award Mr. Gerlich a discretionary bonus or bonuses based not only on the positive results of our operations and business, but Mr. Gerlich’s contribution as CFO. Such bonuses may take the form of cash compensation, the award of common shares or stock options, royalty rights or otherwise.

Mr. McCown's employment agreement provided that each year he was eligible to receive a cash bonus as recommended and approved by the Compensation Committee if the Company and Mr. McCown, as applicable, achieved certain performance targets established by the Compensation Committee.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and cash bonus earned (excluding long-term incentive cash awards) for the year 2015.

Base Salary and Cash Bonuses as a Percentage of Total Compensation
J. Russell Porter	34%
Michael A. Gerlich	39%
Michael McCown	39%

Outstanding Equity Awards at Fiscal Year-End for 2015

The following table sets forth information about outstanding equity awards held by our Named Executive Officers as of December 31, 2015:

		Option Awards				PBU Awards		Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of PBUs That Have Not Vested(1)	Market Value of PBUs That Have Not Vested(1)	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Note Vested (2)
J. Russell Porter(3)	4/5/2006	30,000	—	$20.51	4/5/2016	—	—	—	—
	7/14/2006	200,000	—	$11.60	7/14/2016	—	—	—	—
	3/19/2009	30,000	—	$2.60	3/19/2019	—	—	—	—
	1/30/2013	—	—	—	—	127,327	$318,318	—	—
	1/30/2014	—	—	—	—	77,586	$13,190	—	—
	1/30/2015	—	—	—	—	286,458	$360,937	—	—
	1/30/2013	—	—	—	—	—	—	161,638	$211,746
	1/30/2014	—	—	—	—	—	—	77,587	$101,639
	1/30/2015	—	—	—	—	—	—	286,458	$375,260
Michael A. Gerlich(4)	1/16/2006	50,000	—	$21.60	1/16/2016	—	—	—	—
	4/5/2006	20,000	—	$20.51	4/5/2016	—	—	—	—
	7/14/2006	60,000	—	$11.60	7/14/2016	—	—	—	—
	3/19/2009	20,000	—	$2.60	3/19/2019	—	—	—	—
	1/30/2013	—	—	—	—	80,100	$200,250	—	—
	1/30/2014	—	—	—	—	35,057	$5,960	—	—
	1/30/2015	—	—	—	—	135,417	$170,625	—	—
	1/30/2013	—	—	—	—	—	—	80,819	$105,873
	1/30/2014	—	—	—	—	—	—	35,057	$45,925
	1/30/2015	—	—	—	—	—	—	135,417	$177,396
Michael McCown(5)	1/30/2013	—	—	—	—	44,540	$111,350	—	—
	1/30/2014	—	—	—	—	28,735	$4,885	—	—
	1/30/2015	—	—	—	—	145,833	$183,750	—	—
	1/30/2013	—	—	—	—	—	—	56,034	$73,405
	1/30/2014	—	—	—	—	—	—	28,736	$37,644
	1/30/2015	—	—	—	—	—	—	145,833	$191,041

(1)

For purposes of this table, we assumed that the unvested PBUs granted on January 30, 2013 will vest at the target of 100% with a fair value of $2.50 per unit on December 31, 2015, the unvested PBUs granted on January 30, 2014 will vest at the target of 100% with a fair value of $0.17 per unit on December 31, 2015and the unvested PBUs granted on January 30, 2015 will vest at the target of 100% with a fair value of $1.26 per unit on December 31, 2015.

(2)	The closing price of our common shares on December 31, 2015 was $1.31.
(3)

The 161,638 unvested restricted shares granted to Mr. Porter on January 30, 2013 vest 100% on January 30, 2016. The 77,587 unvested restricted common shares granted to Mr. Porter on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 286,458 unvested restricted common shares granted to Mr. Porter on January 30, 2015 vest 33.3% on January 30, 2016, 2017 and 2018, respectively.   The 127,327 unvested PBUs granted to Mr. Porter on January 30, 2013 vest 100% on January 30, 2016. The 77,586 unvested PBUs granted to Mr. Porter on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 286,458 unvested PBUs granted to Mr. Porter on January 30, 2015 vest 100% on January 30, 2018.

(4)

The 80,819 unvested restricted common shares granted to Mr. Gerlich on January 30, 2013 vest 100% on January 30, 2016. The 35,057 unvested restricted common shares granted to Mr. Gerlich on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 135,417 unvested restricted common shares granted to Mr. Gerlich on January 30, 2015 vest 33.3% on January 30, 2016, 2017 and 2018, respectively.   The 80,100 unvested PBUs granted to Mr. Gerlich on January 30, 2013 vest 100% on January 30, 2016. The 35,057 unvested PBUs granted to Mr. Gerlich on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 135,417 unvested PBUs granted to Mr. Gerlich on January 30, 2015 vest 100% on January 30, 2018.

(5)

The 56,034 unvested restricted common shares granted to Mr. McCown on January 30, 2013 vest 100% on January 30, 2016. The 28,736 unvested restricted common shares granted to Mr. McCown on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 145,833 unvested restricted common shares granted to Mr. McCown on January 30, 2015 were to vest 33.3% on January 30, 2016, 2017 and 2018, respectively.   The 44,540 unvested PBUs granted to Mr. McCown on January 30, 2013 vest 100% on January 30, 2016. The 28,735 unvested PBUs granted to Mr. McCown on January 30, 2014 were to vest 50% on January 30, 2016 and 2017, respectively.  The 145,833 unvested PBUs granted to Mr. McCown on January 30, 2015 were to vest 100% on January 30, 2018.  Upon his retirement on February 1, 2016, all of Mr. McCown’s outstanding restricted shares and PBUs were subject to accelerated vesting.

Stock and PBUs Vested for 2015

During the year ended December 31, 2015, our Named Executive Officers exercised no stock options. The following restricted common shares vested to the benefit of our Named Executive Officers during 2015:

	Stock Awards
Name	Grant Date	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
J. Russell Porter	3/15/2011	3/15/2015	41,966	$94,424
	1/30/2012	1/30/2015	84,459	$202,702
	1/30/2013	1/30/2015	161,638	$387,931
	1/30/2014	1/30/2015	38,793	$93,103
Michael A. Gerlich	3/15/2011	3/15/2015	22,482	$50,585
	1/30/2012	1/30/2015	42,230	$101,352
	1/30/2013	1/30/2015	80,819	$193,966
	1/30/2014	1/30/2015	17,529	$42,070
Michael McCown	3/15/2011	3/15/2015	12,230	$27,518
	1/30/2012	1/30/2015	29,279	$70,270
	1/30/2013	1/30/2015	56,035	$134,484
	1/30/2014	1/30/2015	14,368	$34,483

(1)	Equals the closing stock price of our common shares on the day prior to the applicable vesting date multiplied by the number of restricted shares vesting on such date.

	Performance Based Units
Name	Grant Date	Vesting Date	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
J. Russell Porter	1/30/2013	1/30/2015	254,656	$611,174
	1/30/2014	1/30/2015	—	$—
Michael A. Gerlich	1/30/2013	1/30/2015	160,202	$384,485
	1/30/2014	1/30/2015	—	$—
Michael McCown	1/30/2013	1/30/2015	89,080	$213,792
	1/30/2014	1/30/2015	—	$—

(1)	The second tranche of the January 30, 2013 PBU grant vested at 200% of the amount granted. The first tranche of the January 30, 2014 PBU grant vested at 0% of the amount granted.
(2)	Equals the closing stock price of our common shares on the day prior to the applicable vesting date multiplied by the number of PBUs vesting on such date.

Potential Payments Upon Termination or Change of Control

The table below discloses the amount of compensation and/or other benefits due to the Named Executive Officers in the event of their termination of employment, including, but not limited to, in connection with a change in control.

The amounts shown for Messrs. Porter, Gerlich and McCown below assume that such termination was effective as of December 31, 2015, and thus include amounts earned through such date and are estimates of the amounts that would be paid to the Named Executive Officers upon their respective termination. The actual amounts to be paid can only be determined at the time the Named Executive Officer is terminated.

Named Executive Officer and Post Termination Benefits	Termination for other than Reasonable Cause (1)	Constructive Termination and Termination in Connection with Change of Control (2)	Termination for Reasonable Cause (3)	Death (1)(4)	Disability (1)(4)
J. Russell Porter:
Salary	$2,475,000	$3,118,500	$—	$2,475,000	$2,475,000
Accrued Vacation	17,188	17,188	17,188	17,188	17,188
Paid health and medical	32,238	32,238	—	32,238	32,238
Parachute tax gross-up payment (5)	—	911,241	—	—	—
Equity compensation (6)	—	1,332,341	—	—	—
Total	$2,524,426	$5,411,508	$17,188	$2,524,426	$2,524,426
Michael A. Gerlich:
Salary	$1,527,500	$1,527,500	$—	$1,527,500	$1,527,500
Accrued Vacation	25,313	25,313	25,313	25,313	25,313
Paid health and medical	32,238	32,238	—	32,238	32,238
Parachute tax gross-up payment (5)	—	363,588	—	—	—
Equity compensation (6)	—	657,446	—	—	—
Total	$1,585,051	$2,606,085	$25,313	$1,585,051	$1,585,051
Michael McCown(7):
Salary	$875,000	$1,645,000	$—	$875,000	$875,000
Accrued Vacation	10,264	10,264	10,264	10,264	10,264
Paid health and medical	32,238	32,238	—	32,238	32,238
Parachute tax gross-up payment (5)	—	786,322	—	—	—
Equity compensation (6)	—	589,121	—	—	—
Total	$917,502	$3,062,945	$10,264	$917,502	$917,502

(1)

Per Mr. Porter’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below) and if proper notice is received, Mr. Porter will be entitled to a lump sum severance payment equal to the product of 4.5 multiplied by the highest annual base salary in effect at any time during the one year period preceding his termination. At December 31, 2015, Mr. Porter’s severance was calculated by multiplying $550,000 by 4.5. If Mr. Porter is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Porter timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan, which is currently 18 months (the “COBRA Continuation Period”). As of December 31, 2015, the cost for health and medical coverage for Mr. Porter as an employee was $1,791 per month. Mr. Porter currently is entitled to 20 working days of vacation per year. He would receive a lump-sum cash payment of his unused vacation time of up to 10 days that are not used during each year employed. As of December 31, 2015, Mr. Porter had available 7.2 days of accrued but unused vacation pay. In addition, effective on Mr. Porter’s termination for any reason other than if Mr. Porter elects to terminate his own employment, the unvested portion of all stock options held by Mr. Porter will immediately vest and be exercisable for a period of 90 days. All other terms and conditions of his stock options will remain unchanged, including provision that all stock options will terminate 90 days after Mr. Porter’s termination. As of December 31, 2015, Mr. Porter had no unvested stock options to acquire common shares and he had no vested stock options that were “in-the-money” that could be exercised upon his termination of employment. On December 31, 2015, he had 525,683 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2015, Mr. Porter had 239,805 unvested PBUs that could potentially vest upon termination and 212,773 unvested PBUs, which would be canceled upon his termination.
Per Mr. Gerlich’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below), he will be entitled to a lump sum severance payment equal to the product of 2.5 and the sum of (1) his highest annual base salary in effect at any time during the one year period preceding his termination (at December 31, 2015, this amount was $325,000) and (2) his target bonus amount of 88% of his base salary ($286,000). If Mr. Gerlich is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Gerlich timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, during the COBRA Continuation Period. If Mr. Gerlich dies during the COBRA Continuation Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan. At December 31, 2015 the maximum cost over the 18-month period was $1,791 per month. In addition, Mr. Gerlich will receive a lump-sum cash payment of his unused vacation time of up to 10 days per each year employed, up to a maximum of 15 days. As of December 31, 2015, Mr. Gerlich had 18 days of available accrued but unused vacation pay. Per Mr. Gerlich’s stock option agreements, he will have 90 days after termination to exercise all vested options. As of December 31, 2015, Mr. Gerlich did not have any unvested options and had no vested options that were “in-the-money” that could be exercised upon his termination of employment. Additionally, on December 31, 2015, he had 251,292 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2015, Mr. Gerlich had 131,137 unvested PBUs that could potentially vest upon termination and 119,417 unvested PBUs, which would be canceled upon his termination.
Per Mr. McCown's employment agreement, if he is involuntarily terminated for any reason other than for Cause (as defined below), he will be entitled to a lump sum severance payment equal to the product of 2.5 times his highest annual base salary in effect at the time of his termination (at December 31, 2015, this amount was $350,000). If Mr. McCown is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. McCown timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, during the COBRA Continuation Period. If Mr. McCown dies during the COBRA Continuation Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan. At December 31, 2015 the maximum cost over the 18-month period was $1,791 per month. In addition, Mr. McCown will receive a lump-sum cash payment of his unused vacation time of up to 10 days per each year employed, up to a maximum of 15 days. As of December 31, 2015, Mr. McCown had 6.8 days of available accrued but unused vacation pay. On December 31, 2015, Mr. McCown had 230,604 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2015, Mr. McCown had 98,559 unvested PBUs that could potentially vest upon termination and 120,549 unvested PBUs, which would be canceled upon his termination.

(2)

The Severance Plan provides that if an employee incurs an involuntary termination within a two-year period following a change of control (or, in certain limited circumstances, during the six month period prior to a change of control), covered employees, including Named Executive Officers, will receive a lump-sum cash payment equal to the applicable severance period times the sum of the covered employee’s annual pay and target bonus, contingent on the employee executing a full release and settlement agreement. Mr. Porter’s severance period is 3 years, and his annual salary and 89% target bonus at December 31, 2015 were $550,000 and $489,500, respectively. Mr. Gerlich’s severance period is 2.5 years, and his annual salary and 88% target bonus at December 31, 2015 were $325,000 and $286,000, respectively. Mr. McCown’s severance period is 2.5 years, and his annual salary and 88% target bonus at December 31, 2015 were $350,000 and $308,000, respectively. The Employee Severance Plan provides that if there is a change of control, covered employees, including Named Executive Officers, will be eligible to receive reimbursement of COBRA costs. Other termination or severance compensation is determined by the individual Named Executive Officer’s employment agreement. The Severance Plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our Named Executive Officers but does provide change of control severance benefits to the Named Executive Officers only if they are greater than the severance benefits provided under the employment agreement. The Severance Plan does not allow for any duplication of severance benefits. Additionally, the award agreements for the Named Executive Officers restricted stock, PBUs and stock option agreements provide for the acceleration of vesting upon a change of control, thus the amounts in the table above reflect the acceleration of the outstanding restricted stock and PBUs awards each Named Executive Officer held as of December 31, 2015. As of December 31, 2015, no stock option awards were unvested so no value has been included in the table above with respect to the accelerated vesting of stock options.

(3)

Per their respective employment agreements, we are not obligated to pay any amounts to Messrs. Mr. Porter, Gerlich or McCown other than accrued and unused vacation days and their pro-rata base salary through the date of his termination of employment, as a result of a termination for Reasonable Cause (as defined below). Only the stock options held by Messrs. Porter and Gerlich that were already vested as of December 31, 2015, would remain eligible for exercise following his termination of employment.

(4)

Per their respective employment agreements, if Messrs. Porter’s, Gerlich’s or McCown’s employment terminates due to death, his eligible beneficiary will be entitled to receive his severance payment as described in Footnote 1 above. If Messrs. Porter’s, Gerlich’s or McCown’s employment terminates due to Disability (as defined below), he shall be entitled to receive a severance payment in the form and amount as determined in Footnote 1 above.

(5)

Our Severance Plan provides that if the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officers will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment (the “gross-up payment”). If the total payments provided to an individual that were contingent on a change in control exceed three times an individual’s “base amount,” that individual is considered to be receiving a “parachute payment.” If the individual is considered to have received a “parachute payment,” then a tax will be imposed on any “excess parachute payment” amount, which is the amount in excess of one times the individual’s “base amount.” To determine Messrs. Porter’s and Gerlich’s amount of the gross-up payment, Messrs. Porter’s and Gerlich’s “base amount” was calculated using the five-year average of his compensation for the years 2011-2015. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2015, (b) the closing price of our stock was $1.31 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 39.6%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there is no state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted. To determine Mr. McCown’s amount of the gross-up payment, Mr. McCown’s “base amount” was calculated using the average of the 2011-2015 compensation. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2015, (b) the closing price of our stock was $1.31 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 39.6%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and 6% state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted.

(6)

The award agreements for the Named Executive Officers restricted stock, PBUs and stock options agreements provide for the acceleration of vesting upon a change of control, thus the amounts in the table above reflect the acceleration of the outstanding PBUs and restricted stock awards each Named Executive Officer held as of December 31, 2015. As of December 31, 2015, no stock option awards were unvested so no value has been included in the table above with respect to the accelerated vesting of stock options. The amount shown is the product of the number of restricted shares and PBUs held by the Named Executive Officer times the closing price of our common shares on December 31, 2015 or $1.31 per common share.

(7)

Per his severance agreement, upon his retirement on February 1, 2016, Mr. McCown received 1.5 times his annual salary and payment for his unused vacation hours totaling $534,084.  Additionally, 111,590 shares of unvested restricted stock scheduled to vest in 2017 and 2018 were vested at $1.19 per share.  Upon his election, the Company will reimburse him for COBRA costs of $1,791 per month for 18 months, to be invoiced and paid monthly.

The employment agreements of Messrs. Porter, Gerlich and McCown generally use the following terms:

“Reasonable Cause” or “Cause” means any of the following (a) an act or omission that amounts to dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including the willful violation of any of our policies or procedures; (b) a felony conviction (or, in the case of Mr. McCown, any crime involving moral turpitude); (c) a breach of any material term of the employment agreement; (d) the refusal to perform any services that the Named Executive Officer is required to perform under the employment agreement; or (e) with respect to Mr. Porter’s agreement only, an act that is determined by the vote of two-thirds of the shareholders to constitute “Reasonable Cause” or to be detrimental to our best interests.

“Disability” means the inability to perform the functions essential to the Named Executive Officer’s position with or without accommodation during a continuous 12 month period, due to physical or mental illness of the Named Executive Officer. The date of disability is the last day of the 12-month period. Successive periods of illness or injury that are due to the same or related causes are considered one period of disability unless the Named Executive Officer returns to work full-time for three successive months.

Under Mr. Gerlich’s employment agreement, a “change of control” occurs as a result of a sale of all or substantially all of our assets, purchase of over 50% of our stock, or through merger, consolidation, corporate restructuring or otherwise.

The Severance Plan generally uses the following terms:

“Change of Control” means (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets, or (4) the Board’s adoption of a plan of dissolution or liquidation for us.

“Involuntary Termination” means any termination of employment that occurs within two years following a Change of Control (or, in certain limited circumstances, during the six months prior to such Change of Control) and which (1) is by us other than for cause (but excluding a termination due to the employee’s failure to accept comparable employment), or (2) is by the employee for Good Reason. An “Involuntary Termination” does not include: (a) a termination of the employee by us for cause, (b) a termination of the employee due to his death or disability, (c) a voluntary resignation by the employee other than for Good Reason, or (d) any termination of the employee by the employer as a result of the employee declining to accept an offer of comparable employment with a successor employer.

“Good Reason” means the occurrence of any of the following events after a Change of Control: (1) relocating the covered employee’s place of employment without his consent to a place that would constitute a material change in his place of employment, (2) reducing the covered employee’s annual base salary or (3) a substantial reduction in the covered employee’s position or responsibilities. In certain circumstances, the occurrence of one of these events within six months prior to the Change of Control may be Good Reason.

The Severance Plan provides that if any payment made, or benefit provided, to or on behalf of a covered employee pursuant to the plan or otherwise (“Payments”) results in a covered employee being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (“Excise Tax”), we shall, as soon as administratively practicable, pay such covered employee an additional amount in cash (the “Additional Payment”) such that after payment by the covered employee of all taxes, including, without limitation, any taxes imposed on the Additional Payment, such Covered Employee retains an amount of the Additional Payment equal to the Excise Tax imposed on the Payments. Such determinations shall be made by our independent certified public accounting firm.

Mr. Porter’s employment agreement contains a confidentiality provision applicable both during the term of his employment and following his termination of employment. Pursuant to the confidentiality provision, Mr. Porter agrees to hold in confidence and not disclose any confidential information about our business, except as required in the ordinary course of performing his employment duties with us. A breach of this confidentiality provision could result in a Reasonable Cause termination. Mr. Porter’s employment agreement further provides that, for a period of two years after his termination of employment with us for a reason other than Reasonable Cause (six months if terminated for Reasonable Cause). Mr. Porter shall not compete with us directly or indirectly.

Mr. Gerlich’s employment agreement provides that, unless specifically pre-approved by the CEO in writing, which approval may not be unreasonably withheld, Mr. Gerlich will not directly compete (as defined in the employment agreement) with us for a period of two years following his termination of employment.

Mr. McCown's employment agreement provided for non-competition and non-solicitation covenants which are in effect during the term of his employment and for a one-year period thereafter.

Risk Assessment

The Compensation Committee uses the structural elements set forth in Part III of our 2015 Annual Report to establish compensation that will provide sufficient incentives for Named Executive Officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. During 2015, the Compensation Committee reviewed the Company’s assessment of risk created by the Company’s compensation policies and practices, which was conducted with guidance from the independent compensation consultant. The Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTORS’ COMPENSATION

For the year ended December 31, 2015, non-employee directors received the following fees:

•	An aggregate of $70,000 per year for a director retainer;
•	An aggregate of $37,500 per year for the Chairman of the Board;
•	An aggregate of $15,000 for the Chairman of the Audit Committee;
•	An aggregate of $10,000 per year for the Chairman of the Compensation Committee;
•	An aggregate of $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee; and
•	An aggregate of $10,000 per year for the Chairman of the Reserves Review Committee.

We also grant to our non-employee directors restricted common shares under our stock-based compensation plan in addition to their specified cash compensation to be paid as directors. These grants are, in part, to compensate our directors for the strict regulatory role in which they have to operate and to provide them with incentives to remain as a director by offering them a long-term stake in our potential future value.

The following table shows certain information about non-employee director compensation for the year ended December 31, 2015:

Director Compensation Table

Director	Fees Earned or Paid in Cash	Shares of Common Stock(1)	Total
John H. Cassels	$80,000	$100,000	$180,000
Randolph C. Coley	$80,000	$100,000	$180,000
Stephen A. Holditch	$80,000	$100,000	$180,000
Robert D. Penner	$85,000	$100,000	$185,000
Jerry R. Schuyler(2)	$83,438	$100,000	$183,438
John M. Selser(3)	$94,063	$100,000	$194,063

(1)

Amounts reflect the grant date fair value of restricted common stock grants awarded to each of our outside directors during the year ended December 31, 2015, calculated in accordance with ASC 718 prior to a deduction for estimated forfeitures related to service-based vesting conditions.

(2)	Mr. Schuyler was appointed Chairman of the Board effective November 16, 2015.
(3)	Mr. Selser resigned from the Board of Directors effective November 16, 2015.

The following table sets forth information about outstanding equity awards held by our Directors as of December 31, 2015:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Not Vested(1)
John H. Cassels(2)	1/30/2013	—	—	—	—	21,552	$28,233
	11/11/2013	—	—	—	—	4,333	$5,676
	1/30/2014	—	—	—	—	11,494	$15,057
	1/30/2015	—	—	—	—	41,667	$54,584
Randolph C. Coley(3)	1/14/2010	40,000	—	$4.27	1/14/2020	—	—
	1/30/2013	—	—	—	—	21,552	$28,233
	11/11/2013	—	—	—	—	4,333	$5,676
	1/30/2014	—	—	—	—	11,494	$15,057
	1/30/2015	—	—	—	—	41,667	$54,584
Stephen A. Holditch(4)	8/8/2014	—	—	—	—	21,471	$28,127
	1/30/2015	—	—	—	—	41,667	$54,584
Robert D. Penner(5)	7/9/2007	40,000	—	$10.95	7/9/2017	—	—
	3/19/2009	15,000	—	$2.60	3/19/2019	—	—
	1/30/2013	—	—	—	—	21,552	$28,233
	11/11/2013	—	—	—	—	4,333	$5,676
	1/30/2014	—	—	—	—	11,494	$15,057
	1/30/2015	—	—	—	—	41,667	$54,584
Jerry R. Schuyler(6)	8/8/2014	—	—	—	—	21,471	$28,127
	1/30/2015	—	—	—	—	41,667	$54,584

(1)	The closing price of our common shares on December 31, 2015 was $1.31.
(2)

The 21,552 unvested restricted common shares granted to Mr. Cassels on January 30, 2013 vest 100% on January 30, 2016. The 4,333 unvested restricted common shares granted to Mr. Cassels on November 11, 2013 vest 100% on November 11, 2016. The 11,494 unvested restricted common shares granted to Mr. Cassels on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 41,667 unvested restricted common shares granted to Mr. Cassels on January 30, 2015 vest 100% on January 30, 2016.

(3)

The 21,552 unvested restricted common shares granted to Mr. Coley on January 30, 2013 vest 100% on January 30, 2016. The 4,333 unvested restricted common shares granted to Mr. Coley on November 11, 2013 vest 100% on November 11, 2016. The 11,494 unvested restricted common shares granted to Mr. Coley on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 41,667 unvested restricted common shares granted to Mr. Coley on January 30, 2015 vest 100% on January 30, 2016.

(4)

The 21,471 unvested restricted common shares granted to Mr. Holditch on August 8, 2014 vest 50% on August 8, 2016 and 2017, respectively.  The 41,667 unvested restricted common shares granted to Mr. Holditch on January 30, 2015 vest 100% on January 30, 2016.

(5)

The 21,552 unvested restricted common shares granted to Mr. Penner on January 30, 2013 vest 100% on January 30, 2016. The 4,333 unvested restricted common shares granted to Mr. Penner on November 11, 2013 vest 100% on November 11, 2016. The 11,494 unvested restricted common shares granted to Mr. Penner on January 30, 2014 vest 50% on January 30, 2016 and 2017, respectively.  The 41,667 unvested restricted common shares granted to Mr. Penner on January 30, 2015 vest 100% on January 30, 2016.

(6)

The 21,471 unvested restricted common shares granted to Mr. Schuyler on August 8, 2014 vest 5% on August 8, 2016 and 2017, respectively.  The 41,667 unvested restricted common shares granted to Mr. Schuyler on January 30, 2015 vest 100% on January 30, 2016.

For the year ending December 31, 2016, non-employee directors are expected to receive the fees listed below. The annual retainer fees are to be paid semi-annually in arrears for the prior quarters.

Annual director retainer	$70,000
Chairman of Board annual retainer	$37,500
Chairman of Audit Committee annual retainer	$15,000
Chairman of Compensation Committee annual retainer	$10,000
Chairman of Nominating and Corporate Governance Committee annual retainer	$10,000
Chairman of Reserves Review Committee	$10,000

There will be no additional amounts paid for meeting or committee attendance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about the beneficial ownership of common stock and preferred stock by:

•	Each of our directors;
•	Each of our executive officers, as listed in the Summary Compensation Table, set forth under “Executive Compensation”;
•	All of our executive officers and directors as a group; and
•	Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.

The table below is based upon information supplied by executive officers, directors, principal stockholders and from documents filed with the SEC. Applicable percentages are based on 81,837,275 shares of common stock, 4,045,000 shares of the Company’s 8.625% Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and 2,140,000 shares of the Company’s 10.75% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) outstanding on April 1, 2016. To the knowledge of our directors and executive officers, as of April 1, 2016, no person, firm or corporation owns, directly or indirectly, or exercise control or direction over voting securities carrying more than 5% of the voting rights attached to any class of our voting securities, except as indicated below. Unless otherwise stated and subject to community property laws where applicable, management believes that all persons named in the following table have sole voting and investment power over all shares of common and preferred stock reported as beneficially owned by them.

	Common Stock		Series A Preferred Stock		Series B Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Our greater than 5% stockholders:
Global Undervalued Securities Master Fund, L.P.(1)	10,150,000	12.4%	—	—%	—	—%
301 Commerce Street, Suite 1900
Fort Worth, Texas 76109
BlackRock, Inc.(2)	4,647,064	5.7%	—	—%	—	—%
55 East 52nd Street
New York, NY 10022
Our non-employee directors (3):
John H. Cassels (4)	204,539	*	—	—%	—	—%
Randolph C. Coley (5)	264,746	*	—	—%	—	—%
Stephen A. Holditch(6)	159,647	*	—	—%	—	—%
Robert D. Penner (7)	307,038	*	—	—%	—	—%
Jerry R. Schuyler(8)	132,697	*	—	—%	—	—%
Our executive officers(2):
J. Russell Porter, President and Chief Executive Officer(9)	2,539,370	3.1%	7,459	*	2,000	*
Michael A. Gerlich, Senior Vice President and Chief Financial Officer(10)	1,288,708	1.6%	2,525	*	2,000	*
Our directors and executive officers, as a group (7 persons)	4,896,745	6.0%	9,984	*	4,000	*

*	Less than 1%.
(1)

Based upon a Form 4 filed in respect of Gastar Exploration Inc. on February 26, 2016, and a Schedule 13D/A filed in respect of Gastar Exploration Inc. on January 14, 2016. Voting and dispositive power is shared with Kleinheinz Capital Partners, Inc., John B. Kleinheinz and Fred N. Reynolds.

(2)	Based upon a Schedule 13G/A filed in respect of Gastar Exploration Inc. on January 26, 2016.
(3)

The contact address for our directors and executive officers is 1331 Lamar Street, Suite 650, Houston, Texas 77010. Individuals holding unvested restricted common shares have the right to vote those common shares.

(4)

As of March 7, 2016, Mr. Cassels owned 135,633 common shares directly and beneficially held 68,906 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(5)

As of March 7, 2016, Mr. Coley owned 155,840 common shares directly, beneficially held 68,906 unvested restricted common shares and held stock options to purchase 40,000 common shares, all of which are vested and exercisable as of March 7, 2016. Individuals holding unvested restricted common shares have the right to vote those common shares.

(6)

As of March 7, 2016 Mr. Holditch owned 79,352 common shares directly and beneficially held 80,295 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(7)

As of March 7, 2016, Mr. Penner owned 183,134 common shares directly, beneficially held 68,904 unvested restricted common shares, and held stock options to purchase 55,000 common shares, all of which are vested and exercisable as of March 7, 2016. Individuals holding unvested restricted common shares have the right to vote those common shares.

(8)

As of March 7, 2016, Mr. Schuyler owned 52,402 common shares directly and beneficially held 80,295 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(9)

As of March 7, 2016, Mr. Porter owned 1,755,191 common shares directly, beneficially held 634,179 unvested restricted common shares and 150,000 common shares in trust and held stock options to purchase 260,000 common shares, all of which are vested and exercisable as of March 7, 2016. As of March 7, 2016, Mr. Porter also held 729,663 unvested PBUs. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of March 7, 2016, Mr. Porter directly owned 7,459 shares of the Series A Preferred Stock and 2,000 shares of the Series B Preferred Stock.

(10)

As of March 7, 2016, Mr. Gerlich owned 889,722 common shares directly, beneficially held 298,985 unvested restricted common shares and held stock options to purchase 100,000 common shares, all of which are vested and exercisable as of March 7, 2016. As of March 7, 2016, Mr. Gerlich also held 344,121 unvested PBUs. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of March 7, 2016, Mr. Gerlich directly owned 2,525 shares of the Series A Preferred Stock and 2,000 shares of the Series B Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a formal written related party policy. These written policies and procedures for review, approval or ratification of related party transactions fall within the responsibilities of the Audit Committee. The Audit Committee reviews and approves all related party transactions. In the course of its review, the Audit Committee considers, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related party's interest in the transaction and (3) whether the transaction is material to the Company. As a matter of course, any Audit Committee member that cannot be viewed as independent with respect to the transaction at issue will withhold his vote and declare his interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based on our review of the copies of such reports and written representations that no other reports were required, we believe that all such filing requirements were complied with during the fiscal year ended December 31, 2015.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During the year ended December 31, 2015, Messrs. Cassels and Schuyler each served as members of the Compensation Committee during all of the year and Mr. Selser served until his resignation on November 16, 2015. None of these directors is or has ever served as one of our officers or employees. None of our executive officers serves or has served as a director or member of a board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on the Board or Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding securities authorized for issuance under our equity compensation plan as of December 31, 2015:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders - Stock Options	866,600	$11.75	3,744,199
Equity compensation plans approved by security holders - PBUs(1)	1,283,167	n/a	5,027,366
Equity compensation plans not approved by security holders	—	—	—
Total	2,149,767	$4.74	5,027,366

(1)	Number of shares shown with respect to performance based units reflects the number of shares issuable upon settlement at 100% of target performance.

BOARD’S ROLE IN OVERSIGHT OF RISK MANAGEMENT

Risk is inherent in business, and it is the responsibility of the senior management to develop and implement the Company’s short and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. The Board is actively involved in oversight of risks that could affect us and works with management to ensure that it has in place processes for dealing appropriately with risk.

Board oversight is conducted in part through its committees. In particular, the Audit Committee is charged with oversight of our risks relating to finance, legal, regulatory and accounting compliance and is updated at least quarterly on our compliance with internal controls. The Board satisfies its oversight responsibility through full reports by each committee chairman regarding the committee’s considerations and actions, as well as through reports from officers responsible for oversight of our particular risks. In addition, we have internal audit systems in place to review adherence to established policies and procedures. The Nominating & Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices from both management and its independent consultant. The Reserves Review Committee monitors the integrity of our reserve estimates and related disclosures. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities.

INDEPENDENT ACCOUNTANTS, FEES AND POLICIES

The Board has determined, upon the recommendation and approval of the Audit Committee, to appoint BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Summary of Audit Fees

Aggregate fees billed for professional services rendered to us by BDO USA, LLP, our principal independent registered public accounting firm, for the years ended December 31, 2015 and 2014 were:

	For the Years Ended December 31,
	2015	2014
	(in thousands)
Audit fees	$371	$365
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$371	$365

The audit fees for the years ended December 31, 2015 and 2014 were primarily for professional services rendered in connection with the audit of our consolidated financial statements; fees related to our compliance with the Sarbanes-Oxley Act of 2002; and services rendered in connection with quarterly reviews of financial statements and various documents filed with various governmental agencies. Audit fees for 2015 include $20,000 of audit services related to financing activities and audit fees for 2014 include $34,000 of audit services related to arbitration settlement and financing activities.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to its engagement with respect to such services. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of certain audit and non-audit services provided by our independent registered public accounting firm.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

Proposal 1.	Election of the Board

As of the Record Date, the Board consists of six (6) directors. The term of each director currently serving on the Board will expire on the date of the Annual Meeting. Based upon the recommendation of the Nominating & Governance Committee, Messrs. Porter, Cassels, Coley, Holditch, Penner and Schuyler have been nominated for election to the Board at the Annual Meeting.

If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Once elected, our directors hold office until our next annual meeting of stockholders, until successors are elected and qualified or until their earlier resignation of removal.

As discussed in more detail under the heading “Corporate Governance” on page 7 of this Proxy Statement, in evaluating individual directors, the Board and the Nominating & Governance Committee consider the particular experiences, qualifications, attributes and skills of that person to determine whether he should serve as one of our directors, as well as the composition of the Board as a whole. The biographies of each of the nominees below contain information as of April 1, 2016 regarding the person’s service as our director, business experience, other director positions held currently or at any time during the last five years and information regarding involvement in certain legal or administrative proceedings over the past 10 years, if applicable. The biographies also highlight the particular experiences, qualifications, attributes or skills that caused the Nominating & Governance Committee and the Board to conclude that the person should serve as a director of the Company.

J. Russell Porter, 54, has been a member of the Board and has served as our President and Chief Executive Officer since February 2004. From August 2006 until January 2010, he also served as Chairman of the Board. From September 2000 to February 2004, he served as our Chief Operating Officer. Mr. Porter has an energy focused background, with approximately 23 years of oil and natural gas exploration and production experience and five years of banking and investment experience specializing in the energy sector. From April 1994 to September 2000, Mr. Porter served as an Executive Vice President of Forcenergy, Inc., a publicly-traded exploration and production company, where he was responsible for the acquisition and financing of the majority of its assets across the United States and Australia. He currently is a director of Caza Oil & Gas, Inc., a publicly-traded exploration and development company listed on the Toronto Stock Exchange and the London AIM exchange and director of Petrel Energy Ltd., a publicly-traded exploration and development company listed on the Australian Securities Exchange. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Porter holds a Bachelor of Science degree in Petroleum Land Management from Louisiana State University and a MBA from the Kenan-Flagler School of Business at the University of North Carolina at Chapel Hill. Mr. Porter was chosen as a director because he is our Chief Executive Officer and has proven management skills. He has extensive knowledge of the natural gas and oil industry and experience in managing natural gas and oil assets as well as relationships with chief executives and other senior management of natural gas and oil companies and oilfield service companies throughout the United States. Mr. Porter actively participates in all facets of our business and has a significant influence on both its business strategy and daily operations. Mr. Porter resides in Houston, Texas, USA.

John H. Cassels, 68, was elected to the Board effective March 8, 2011. Mr. Cassels is a Chartered Accountant with 38 years of direct experience in the Canadian oil and natural gas industry, having been a senior officer and director of eleven junior oil and natural gas companies. On September 1, 2015, Mr. Cassels was appointed President, Chief Financial Officer and Director of Birkdale Energy Ltd., a private oil and natural gas exploration and production company.  Prior to that appointment, he was Vice President, Chief Financial Officer and Secretary of Cascade Resources Inc., a private junior oil and natural gas exploration company based in Calgary, Alberta. On December 15, 2011, Cascade Resources Inc. was amalgamated with Northern Spirit Resources Inc., a publicly traded oil and natural gas company listed on the Toronto Stock Exchange, and Mr. Cassels served in such position until July 31, 2015. From December 2009 to July 2011, he served as a partner and Chief Financial Officer of Purdy Partners Inc., a private equity/merchant bank in Calgary, Alberta. From September 2008 until November 2009, Mr. Cassels was a financial consultant to a Canadian oil and gas exploration company operating in both Argentina and Canada. From 2007 through September 2008, he served as a Director of World Cup Operations/Alpine Canada, which organized Alpine test events for the 2010 Olympic Winter Games in Vancouver. From 2003 through 2007, he was a founding shareholder, Chief Executive Officer and director of Highview Resources, a publicly-traded company that built a significant inventory of oil and natural gas prospects in Alberta and Saskatchewan. Mr. Cassels holds a Bachelor of Arts degree from Bishop's University in Sherbrooke, Québec. Mr. Cassels resides in Calgary, Alberta, Canada. Mr. Cassels was chosen as a director because of his valuable financial expertise and extensive knowledge of the oil and gas industry. His business and management expertise from his position as an executive officer and director of many companies also provides the Board with important perspectives on key corporate governance matters.

Randolph C. Coley, 69, was appointed to the Board in January 2010. Mr. Coley is currently retired and has been since the end of 2008. From 1999 until his retirement at the end of 2008, Mr. Coley was a partner in the Houston, Texas office of the law firm of King & Spalding LLP, where his practice was concentrated in the areas of corporate and securities law. Previously, he served as Executive Managing Director and Head of Investment Banking for Morgan Keegan & Company, Inc. and was a partner in King & Spalding LLP's Atlanta office. He is a director of Deltic Timber Corporation, a publicly-traded natural resources company engaged primarily in the growing and harvesting of timber and the manufacture and marketing of lumber, a position he has held since 2007. Additionally, he is a member of the audit and the nominating and corporate governance committees of that organization. He also served as a director of Trade Street Residential, Inc. (“Trade Street”), a real estate investment trust that develops and owns residential apartments, from 2013 until it was merged out of existence in September 2015. Mr. Coley was a member of the audit committee and chaired the nominating and corporate governance committee of Trade Street. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Coley earned his undergraduate degree from Vanderbilt University and graduated with a law degree from Vanderbilt School of Law. Mr. Coley resides in Atlanta, Georgia, USA. Mr. Coley was chosen as a director because of his extensive business and legal background and his keen understanding of various corporate governance matters that he has attained through his representation of and service on other public company boards.

Stephen A. Holditch, 69, became a member of the Board effective August 8, 2014. Dr. Holditch is a Professor Emeritus in the Harold Vance Department of Petroleum Engineering at Texas A&M University, having retired from the University on January 31, 2013. Dr. Holditch was the Director of the Texas A&M University Energy Institute from 2011 to 2012. From January 2004 to January 2012, Dr. Holditch was head of the Harold Vance Department of Petroleum Engineering at Texas A&M University. In 1995, Dr. Holditch was elected to the National Academy of Engineering, the highest professional honor awarded to an engineer for his innovative work in developing low permeability gas reservoirs. From 1977 to 1997, Dr. Holditch was the President of S.A. Holditch & Associates, Inc., a company specializing in evaluations, completions and stimulation of tight gas reservoirs, to include sandstones, coal seams and shale formations. Schlumberger purchased S.A. Holditch & Associates, Inc. in 1997 and Dr. Holditch worked for Schlumberger as an advisor to top level management until 2004. Dr. Holditch was previously on the board of directors at Matador Petroleum Corporation and is an original shareholder in Matador Resources Company. He was first elected to the board of directors of Matador Resources Company in January 2004 and served as chair of the Operations and Engineering Committee until rotating off the board in 2014. Additionally, from February 2006 to December 2011, Dr. Holditch was on the board of directors of Triangle Petroleum Corporation, an oil and natural gas exploration company. While there, he helped to formulate the strategy and oversee the company’s growth before resigning in 2011 to devote more time to Texas A&M University. Dr. Holditch received his B.S., M.S. and Ph.D. in Petroleum Engineering from Texas A&M University in 1969, 1970 and 1976, respectively. Dr. Holditch was selected to be a

Distinguish Alumnus from Texas A&M University in 2014. Dr. Holditch was chosen as a director because of his extensive experience in the energy industry and substantial knowledge of petroleum engineering matters.

Robert D. Penner, 72, became a member of the Board effective July 2007. Mr. Penner currently is and has been an independent consultant since 2004, when he retired from his position as a senior partner with the auditing firm of KPMG LLC, after a career of advising public and private clients on tax and accounting matters for more than 40 years. He currently serves on the board of directors for Equana Technologies Inc. (formerly Sustainable Energy Technologies Ltd.), a manufacturer and seller of electronic components for alternative energy power systems and Corridor Resources Inc., a company involved in the exploration, development and production of natural gas and oil.  On March 18, 2016, Mr. Penner resigned from the board of directors of Terra Energy Corp., a natural gas and oil exploration, development and production company. On April 20, 2010, Mr. Penner resigned from the board of directors of Altima Resources Ltd. (successor company to Unbridled Energy Corporation), an oil and natural gas exploration company. On September 29, 2011 Mr. Penner resigned from the Board of Storm Cat Energy Corporation (“Storm Cat”). He additionally serves on the board of directors of several private companies and the Canadian National Institute for the Blind, an NGO. Mr. Penner received his Chartered Accountant designation in 1971 in Manitoba and 1977 in Alberta. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Penner is currently the audit committee chairman for each of the public companies of which he is a director and serves on the compensation and governance committee of Corridor Resources Inc. Mr. Penner is a graduate member of the Institute of Corporate Directors. Mr. Penner resides in Calgary, Alberta, Canada. Mr. Penner was chosen as a director because of his keen understanding of finance, accounting and various corporate governance matters that he has attained through his career with KPMG and service on other public company boards.

Jerry R. Schuyler, 60, became a member of the Board effective August 8, 2014 and effective November 16, 2015, was appointed Chairman of the Board. Mr. Schuyler is currently an independent director for privately-funded Yates Petroleum Corporation (“Yates”), an exploration and production company.  He was elected to the Yates board in December 2015.   Mr. Schuyler was also an independent director for private equity funded Gulf Coast Energy Resources Company, an exploration and production company, a position he held from 2010 until the company’s sale in 2015.  He also served as an independent director for publicly traded Rosetta Resources Inc. (“Rosetta”), an independent oil and natural gas exploration company, from December 2013 until Rosetta was purchased in 2015. Mr. Schuyler previously served as a director for Laredo Petroleum, Inc. (“Laredo”) for six years. He joined Laredo in June 2007 as Executive Vice President and Chief Operating Officer. In July 2008, he was promoted to President and Chief Operating Officer. He served in that capacity and as a director of the Laredo board of directors until July of 2013 when he announced his retirement. During Mr. Schuyler’s tenure at Laredo, he was instrumental in helping grow Laredo from a private equity financed start-up company into a publicly traded company listed on the NYSE. Mr. Schuyler has a Bachelor of Science degree in Petroleum Engineering from Montana College of Mineral Science and Technology and attended several graduate business courses in the executive program at the Bauer College of Business at the University of Houston. Mr. Schuyler was chosen as a director because of his substantial knowledge of the energy industry and his business, leadership and management expertise.

With respect to the election of directors, director nominees must receive a plurality of votes cast in person or by proxy to be elected as directors.

The Board unanimously recommends a vote “FOR” the election of each of the director nominees.

Proposal 2.	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2016

On March 8, 2016, the Audit Committee recommended and approved the appointment of BDO USA, LLP, as our independent registered public accounting firm, for the year ending December 31, 2016. BDO USA, LLP served as our independent registered public accounting firm during the years ended December 31, 2015 and 2014. See “Independent Accountants, Fees and Policies” on page 34. Stockholder ratification of the selection of BDO USA, LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, we are seeking stockholder ratification of such appointment as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the votes cast in person or by proxy is required to ratify the appointment of BDO USA, LLP.

The Board unanimously recommends a vote “FOR” the proposal to ratify the appointment of the firm of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Proposal 3.	Advisory Vote on Executive Compensation

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation” section and elsewhere in this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been, and continues to be, to pay our executive officers based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 3, we urge you to read the CD&A section of this Proxy Statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this Proxy Statement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, enables our stockholders the opportunity to express their views, on an advisory basis, on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We welcome the opportunity to give our stockholders an opportunity to provide us with such a vote on executive compensation at the Annual Meeting.

Based on the voting results at Gastar Exploration Ltd.’s 2011 Annual General and Special Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of advisory votes to approve the compensation of the Company’s named executive officers, the Company has decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. Therefore, the next stockholder advisory vote to approve the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2017 Annual Meeting of Stockholders. The next required Frequency Vote is currently scheduled for the Company’s 2017 Annual Meeting of Stockholders.

As an advisory vote, this Proposal 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

For the reasons set forth above, the following resolution will be submitted for stockholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers and the related compensation philosophy, policies and procedures disclosed in the Proxy Statement, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion, pursuant to the compensation disclosure rules of the SEC, is hereby approved.”

The Board recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Proposal 4.	Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock from 275,000,000 Shares to 550,000,000 Shares

On April 15, 2016 the Board approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 275,000,000 to 550,000,000 shares. We are currently authorized pursuant to our Amended and Restated Certificate of Incorporation to issue up to 275,000,000 shares of common stock. As of April 25, 2016, there were [______] shares of common stock issued and outstanding. The purpose of our proposed increase in the authorized shares of common stock is to make available additional shares of common stock for issuance for financing activities, acquisitions, stock issuances pursuant to employee benefit plans and other corporate purposes without the requirement of further action by our stockholders. We have no current commitments to issue any of the additional shares of common stock that will become authorized shares of our capital pursuant to the proposed amendment. Nonetheless, we regularly monitor the capital and credit markets for opportunities that we believe will improve our balance sheet, and may engage, from time to time, in financing or refinancing transactions as market conditions permit. Future activities may include, but are not limited to, public or private debt or equity offerings, the purchase of our outstanding debt for cash in open market purchases or privately negotiated refinancing, extension and exchange transactions or public or private exchange offers or tender offers. Any financing or refinancing transaction may occur on a stand-alone basis or in connection with, or immediately following, other transactions. As such, we believe that it is important for us to have available for issuance a number of authorized shares of common stock sufficient to provide adequate flexibility for future corporate needs.

If the proposed amendment is approved by stockholders, we would have [______] shares of common stock available for issuance. Those shares would be available for issuance from time to time at the discretion of the Board without further stockholder action, except as may be required for a particular transaction by law, stock exchange regulations or other agreements or restrictions we may enter into in the future. Increasing the number of authorized shares of common stock will provide us with greater flexibility and allow the issuance of additional shares of common stock, or securities convertible into common stock, in most cases without the expense or delay of seeking further approval from stockholders.

If the proposed amendment is not approved by stockholders, our financing alternatives may be limited by the lack of unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and operations personnel, and if the proposed amendment is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that the Compensation Committee of our Board deems appropriate could adversely impact our ability to achieve these goals. In short, the Board believes approval of the proposed amendment is important to access the capital markets, attract, retain and motivate employees, and pursue other business opportunities integral to our success.

The proposed new authorized shares of common stock would become part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. No stockholder has any preemptive rights to acquire additional shares of the common stock. The increase in the authorized shares of common stock will not itself cause any changes in our capital accounts or have any immediate effect on the rights of existing stockholders. However, to the extent that additional authorized shares of common stock are issued in the future, they will decrease the existing stockholders’ percentage equity ownership interests and could be issued at prices lower than the prices at which existing stockholders purchased their stocks. Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock.

An increase in the number of authorized shares of our common stock may make it more difficult to, or discourage an attempt to, obtain control of us by means of a takeover bid that the Board determines is not in our best interest nor in the best interests our stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of us. We have no current plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Pursuant to Section 242(b) of the DGCL, approval of this Proposal 4 requires the affirmative vote of a majority of the votes of the shares of common stock issued and outstanding and entitled to vote. Abstentions will have the same effect as a vote against this Proposal 4. While we do not expect broker non-votes on this Proposal 4 because brokers have discretion to vote on it under NYSE MKT rules, any broker non-votes received will have the same effect as a vote against this Proposal 4.

If this Proposal 4 is approved by the requisite holders of the common stock as set forth above, the proposed amendment to Article 4 of the Amended and Restated Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing we expect to make as soon as practicable following such stockholder approval.

Text of the Amendment. We propose to amend Section 1 of Article 4 of the Amended and Restated Certificate of Incorporation so that the second sentence of Section 1 would read in its entirety as follows:

“The Corporation shall have authority to issue 550,000,000 shares of common stock, $0.001 par value (the “Common Stock”), and 40,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).”

The only changes that would be made to Section 1 of Article 4 of the Amended and Restated Certificate of Incorporation, as currently in effect, would be to increase the number of authorized shares of common stock from 275,000,000 to 550,000,000.

The Board unanimously recommends a vote “FOR” the proposal to amend our Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock From 275,000,000 Shares to 550,000,000 Shares.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same last name and address will receive only one copy of the proxy materials unless we have received instructions from one or more of such stockholders that they would like to receive multiple copies. This procedure reduces duplicate mailings and saves significant printing costs and postage fees. Stockholders who receive a household mailing this year and who would like to receive additional copies of the proxy materials (including with respect to those materials that may be delivered to stockholders in connection with future annual or special meetings of stockholders) should contact us by written notification to our corporate offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010 or by telephone at (713) 739-1800, and upon receipt of such request, we will promptly provide separate copies of the proxy materials. Stockholders who currently receive multiple copies of the proxy materials at their shared address and would like to request “householding” of their communications should notify us of the same at the contact information set out above.

PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our Proxy Statement

Under the rules of the SEC, stockholder proposals that are being submitted for inclusion in our proxy statement relating to our 2017 annual meeting of stockholders must be received no later than January 4, 2017 at our principal executive office, located at 1331 Lamar Street, Suite 650, Houston, Texas 77010. Such proposals, when submitted, must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our Bylaws.

Proposals Not for Inclusion in Our Proxy Statement

Our Bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement, but directly at the 2017 annual meeting of stockholders, including nominations of persons for election to our Board. Notice of such proposals must be received at our principal executive office, located at 1331 Lamar Street, Suite 650, Houston, Texas 77010, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Based upon the anniversary date of the 2016 Annual Meeting of Stockholders as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received no earlier than February 14, 2017 and no later than March 16, 2017. In the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 30 days after such anniversary date, then to be timely such notice must be received no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Company. Such proposals when submitted must be in full compliance with applicable law and our Bylaws.

ADDITIONAL INFORMATION

Additional information relating to us is filed with the SEC at www.sec.gov. Stockholders may contact Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010 to request at no charge copies of our Annual Report on Form 10-K, which includes our financial statements for the year ended December 31, 2015.

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GASTAR EXPLORATION INC. 1331 LAMAR STREET, SUITE 650 HOUSON, TX 77010

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
GASTAR EXPLORATION INC. The Board of Directors recommends you vote FOR all of the following nominees:
	□	□	□

1. Election of Directors
Nominees
01 John H. Cassels	02 Randolph C. Coley		03 Stephen A. Holditch	04 Robert D. Penner	05 J. Russell Porter
06 Jerry R. Schuyler

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain

2 Ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ended December 31, 2016.					□	□	□

3 Approve on a non-binding advisory basis the compensation of the Company's Named Executive Officers, as disclosed in the Proxy Statement.					□	□	□
4 Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of authorized common stock from 275,000,000 shares to 550,000,000 shares.					□	□	□

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxyholder will have the authority to vote FOR Proposal 2, 3 and 4 in accordance with the rules and regulations of the Securities and Exchange Commission and FOR all nominees listed in Proposal 1.

The proxyholder is authorized, in his discretion, to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			□

	Yes	No
Please indicate if you plan to attend this meeting.	□	□

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Proxy Card and Notice and Proxy Statement are available at www.proxyvote.com

GASTAR EXPLORATION INC.

Instrument of Proxy

Annual Meeting of Stockholders

June 14, 2016 10:00 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned stockholder of Gastar Exploration Inc. (the “Company”) hereby appoints J. Russell Porter, President and Chief Executive Officer of the Company, and Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company, or either of them, each with the power to appoint his substitute, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of the Company that the stockholder is entitled to vote at the Annual Meeting of Stockholders, to be held at 10:00 A.M. central time on June 14, 2016, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side